Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

September 10, 2018

by and among

UNITED RENTALS, INC.,

UR MERGER SUB V CORPORATION,

VANDER HOLDING CORPORATION

and

PLATINUM EQUITY ADVISORS, LLC

TABLE OF CONTENTS

		Page
ARTICLE I. CERTAIN DEFINITIONS		1

Section 1.1	Definitions	1
Section 1.2	Construction	12
Section 1.3	Knowledge	12

ARTICLE II. THE MERGER; CLOSING		13

Section 2.1	The Merger	13
Section 2.2	Effects of the Merger	13
Section 2.3	Closing; Effective Time	13
Section 2.4	Certificate of Incorporation and Bylaws of the Surviving Corporation	13
Section 2.5	Directors and Officers of the Surviving Corporation	14

ARTICLE III. EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS		14

Section 3.1	Conversion of Company Shares	14
Section 3.2	Payment and Exchange of Certificates	15
Section 3.3	Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Transaction Expenses	18
Section 3.4	Adjustment Amount	18
Section 3.5	Holder Representative Expenses	21
Section 3.6	Exchange Agent	21
Section 3.7	Lost Certificate	22
Section 3.8	Dissenting Shares	22
Section 3.9	Withholding	22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23

Section 4.1	Corporate Organization of the Company	23
Section 4.2	Subsidiaries	23
Section 4.3	Due Authorization	24
Section 4.4	No Conflict	24
Section 4.5	Governmental Consents	24
Section 4.6	Capitalization of the Company	25
Section 4.7	Capitalization of Subsidiaries	25
Section 4.8	Financial Statements; Reports	26
Section 4.9	Undisclosed Liabilities	26
Section 4.10	Litigation and Proceedings	26
Section 4.11	Legal Compliance	26
Section 4.12	Contracts; No Defaults	27

i

Schedules

Schedule 3.2(d)	Closing Date Funded Debt Repaid at Closing
Schedule 4.2	Subsidiaries
Schedule 4.4	No Conflict
Schedule 4.6	Capitalization of the Company
Schedule 4.8	Financial Statements; Reports
Schedule 4.12	Contracts; No Defaults
Schedule 4.13	Company Benefit Plans
Schedule 4.14	Labor Relations
Schedule 4.15	Taxes
Schedule 4.16	Brokers’ Fees
Schedule 4.17	Insurance
Schedule 4.20	Real Property
Schedule 4.21	Intellectual Property
Schedule 4.23	Absence of Changes
Schedule 4.24	Affiliate Matters
Schedule 6.1(a)	Conduct of Business
Schedule 6.3	Termination of Certain Agreements
Schedule 7.2(f)	Continuing Employee Bonus Payment
Schedule Section 8.1	Material Lease Consents
Schedule 11.4	Protected Individuals

Annexes

Annex A – Form of Certificate of Merger
Annex B – Form of Certificate of Incorporation
Annex C – Form of Letter of Transmittal
Annex D – Form of Escrow Agreement
Annex E – Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 10, 2018, is entered into by and among United Rentals, Inc., a Delaware corporation (“Buyer”), UR Merger Sub V Corporation, a Delaware corporation and a wholly owned Subsidiary (as defined below) of Buyer (“Merger Sub”), Vander Holding Corporation, a Delaware corporation (the “Company”), and Platinum Equity Advisors, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved and declared advisable the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below);

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is fair to, and in the best interest of, their respective stockholders; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders (defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“280G Stockholder Vote” has the meaning specified in Section 7.2(e).

“Action” means any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

“Additional Participation Payment Notice” has the meaning specified in Section 3.2(f).

“Additional Participation Plan Amount” means, with respect to any Additional Participation Payment Notice, the aggregate amount of the payments to be made to the Participants pursuant to the Participation Plan set forth on such Additional Participation Payment Notice.

“Adjustment Amount” has the meaning specified in Section 3.4(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries.

“Aggregate Common Shares” means the aggregate number of Common Shares held by all Pre-Closing Holders immediately prior to the Effective Time.

“Aggregate Fully-Diluted Common Shares” means the sum of (i) the Aggregate Common Shares, plus (ii) the aggregate number of Dissenting Shares immediately prior to the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

“Audited Financial Statements” has the meaning specified in Section 4.8.

“Auditor” has the meaning specified in Section 3.4(b).

“Bonus Schedule” has the meaning specified in Section 7.2(f).

“Business Day” means any day that is not a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Cure Period” has the meaning specified in Section 10.1(c).

“Cancelled Shares” has the meaning specified in Section 3.1(a).

“Cash” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with Section 3.4(a).

“Cash Per Fully-Diluted Common Share” has the meaning specified in Section 3.1(d).

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Certificates” has the meaning specified in Section 3.2(b).

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 3.4(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Date Transaction Expenses” has the meaning specified in Section 3.4(a).

“Closing Employee Amount” means the sum of (i) the aggregate amount of the payments to be made to Participants pursuant to the Participation Plan, as set forth on the Participant Schedule and (ii) the employer portion of any payroll Taxes for which the Company is responsible in respect of such payments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” has the meaning specified in Section 3.1(a).

“Common Stock” means the Voting Common Stock and the Non-Voting Common Stock of the Company par value $0.01 per share.

“Company” has the meaning specified in the preamble hereto.

“Company 401(k) Plan” has the meaning specified in Section 7.2(d).

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Labor Agreement” has the meaning specified in Section 4.14(a).

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Continuing Employees” has the meaning specified in Section 7.2(a).

“Contracts” means any contracts, subcontracts, notes, bonds, leases, licenses, purchase orders, agreements or other legally binding commitments, instruments or arrangements (including, in each case, any amendments or modifications thereto), in each case, whether written or oral.

“Credit Agreement” means the Senior Secured Asset-Based Revolving Credit Facility, dated January 31, 2014, by and among Vander Intermediate Holding III Corporation, as Holdings, BlueLine Rental, LLC, BlueLine Rental Finance Corporation, BlueLine Rental, Inc., each of the other borrowers and guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent (as amended, modified or supplemented from time to time).

“Deficit Amount” has the meaning specified in Section 3.4(d).

“Designated Person” has the meaning specified in Section 12.17(a).

“Determination Date” has the meaning specified in Section 3.4(b).

“DGCL” has the meaning specified in Section 2.1(b).

“Dissenting Shares” has the meaning specified in Section 3.1(a).

“Dissenting Stockholders” has the meaning specified in Section 3.1(a).

“Effective Time” has the meaning specified in Section 2.3.

“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, regulations and common law standards of conduct relating to Hazardous Materials or the protection of health and safety (in relation to exposure to Hazardous Materials) or the environment.

“Equipment Sales Period” has the meaning specified in Section 6.1(c).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Escrow Agent” has the meaning specified in Section 3.2(d).

“Escrow Agreement” has the meaning specified in Section 8.3.

“Escrow Amount” means an amount equal to $10,000,000.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.

“Estimated Closing Date Cash” has the meaning specified in Section 3.3.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.

“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 3.3.

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $48,000,000.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.2(a).

“Exchange Fund” has the meaning specified in Section 3.2(a).

“Existing Representation” has the meaning specified in Section 12.17(a).

“Financial Statements” has the meaning specified in Section 4.8.

“Fully-Diluted Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the number of Common Shares held by such holder immediately prior to the Effective Time, divided by (y) the Aggregate Fully-Diluted Common Shares.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1(a) (Corporate Organization of the Company), Section 4.2(a) (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), and Section 4.7 (Capitalization of Subsidiaries).

“Funded Debt” of any Person as of any date means (a) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money and any such obligations evidenced by notes, bonds, debentures or similar contracts, (b) all capitalized lease obligations of such Person and its consolidated Subsidiaries as of such date, in each case, determined in accordance with Section 3.4(a), (c) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, to the extent drawn, (d) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product (it being understood that in no event shall the items described in this clause (d) include any leases classified as operating leases in accordance with GAAP), (e) obligations under interest rate cap, swap, collar or similar transactions or currency hedging or other hedging transactions (valued at the termination value thereof and net of all payments owed to such Person and its consolidated Subsidiaries or other Affiliates thereunder), (f) all accrued but unpaid interest (or interest equivalent) to the date of determination, related to any items of indebtedness referred to in clauses (a) through (e) and (g) obligations of such Person with respect to any indebtedness or obligations described in clauses (a) through (e) above that such Person has guaranteed or that is otherwise the legal liability of such Person; provided that Funded Debt of the Company shall include, without duplication, any redemption premium, prepayment penalty or similar payment with respect to Funded Debt that is repaid, redeemed, discharged or otherwise terminated on the Closing Date, including any payment in connection with the termination of a capital lease, except to the extent that (I) (A) such capital lease is not, by its terms, required to be terminated at the Closing and (B) no default or event of default or termination event under such lease has occurred as a result of a change of control or otherwise under such lease or (II) the counterparty to such lease has consented to the consummation of the transactions contemplated hereby without requiring, as a condition to such consent, other changes to the terms thereof adverse to the interests of Buyer (in which case Funded Debt shall include the amount of such capitalized lease obligation, but not any premium, penalty or similar payment associated with the early termination thereof); provided, further, however, that Funded Debt shall not include (x) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (y) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries, and (z) any premium, penalty or similar payment with respect to capital leases not expressly included in Funded Debt pursuant to the immediately preceding proviso (clauses (x), (y) and (z) collectively, the “Funded Debt Exclusions”).

“Funded Debt Exclusions” has the meaning specified in the definition of “Funded Debt”.

“Funding Amount” has the meaning specified in Section 3.2.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitrator.

“Governmental Order” means any order, judgment, injunction, ruling, decree, writ, stipulation, determination, settlement agreement, assessment or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority or under Environmental Laws including those regulated as a “toxic substance”, “hazardous substance”, “hazardous material” or words of similar meaning or effect.

“Holder Damages” has the meaning specified in Section 10.3(a).

“Holder Representative” has the meaning specified in Section 11.1.

“Holder Representative Expenses” has the meaning specified in Section 3.5.

“Holdings” means Vander Intermediate Holding III Corporation, a Delaware corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Obligation” has the meaning specified in Section 7.1(c).

“Indemnified Person” has the meaning specified in Section 7.1(c).

“Indenture” means that certain Indenture, dated as of March 16, 2017, by and among the Issuers, Holdings, Wilmington Trust, National Association, as trustee and notes collateral agent (as amended or supplemented).

“Intellectual Property” means all rights anywhere in the world in or to intellectual property or other proprietary rights, including any of the following: (i) invention disclosures, patents, patent registrations and patent applications; (ii) registered and unregistered trademarks, trade dress, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) any reissues, reexaminations, divisionals, continuations and extensions of any of the foregoing, as applicable; (v) internet domain names; (vi) trade secrets, know-how and other rights in confidential information (collectively, “Trade Secrets”); and (vii) rights in Software.

“Interim Financial Statements” has the meaning specified in Section 4.8.

“Issuers” means BlueLine Rental Finance Corporation, a Delaware corporation and BlueLine Rental, LLC, a Delaware limited liability company.

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, lien, claim, charge, assignment for security or other similar restriction of any kind.

“Majority Holders” has the meaning specified in Section 11.1.

“Material Adverse Effect” means, (a) with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Material Adverse Effect” on or in respect of the Company: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates or the economy as a whole, (D) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including (if arising therefrom) losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Company or any of its Subsidiaries, (E) the compliance with the terms of this Agreement or any action taken or not taken at the written request of Buyer or Merger Sub or as expressly required or contemplated by this Agreement, (F) any natural disaster, (G) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, (H) any failure of the Company or its Subsidiaries to meet any projections or forecasts, provided that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (A), (B), (C), (F) and (G) above, to the extent such change, condition, event or effect has a disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate, provided, that in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to the Company or any of its Subsidiaries; and (b) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Consent” has the meaning specified in Section 8.4.

“Merger Consideration” has the meaning specified in Section 3.1(c).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(d).

“Net Working Capital” has the meaning specified in Section 3.4(a).

“Non-U.S. Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Non-Voting Common Stock” means the Class B Non-Voting Common Stock, par value $0.01 per share, of the Company.

“Notes” means $1,100,000,000 of aggregate principal amount of 9.250% Senior Secured Second Lien Notes due 2024, issued by the Issuers.

“Notice of Redemption” has the meaning specified in Section 7.6(a).

“Other Indemnitors” has the meaning specified in Section 7.1(c).

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Parachute Payment” has the meaning specified in Section 7.2(e).

“Participant” means a Person who has received a grant under the Participation Plan and is listed on the Participant Schedule.

“Participant Schedule” has the meaning specified in Section 3.2(e).

“Participation Plan” means the Vander Intermediate Holding III Corporation 2014 Participation Plan.

“Payment Date” has the meaning specified in Section 3.2(f).

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which appropriate reserves have been established to the extent necessary in accordance with GAAP, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which appropriate reserves have been established to the extent necessary in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements in accordance with the terms hereof, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) to the extent terminated in connection with the payment of Funded Debt at the Closing pursuant to Section 3.2(d), Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to such Funded Debt, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property and (vii) other Liens arising in the ordinary course of business, not incurred in connection with the borrowing of Funded Debt and not interfering materially, individually or in the aggregate, with the ordinary conduct of the business of the Company or its Subsidiaries as currently conducted or the use or value of the assets subject thereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information that identifies or would reasonably be used to identify an individual, browser or device, and any other personal information that is subject to any applicable Laws or the Company’s or its Subsidiaries’ privacy policies.

“Post-Closing Matters” has the meaning specified in Section 12.17(a).

“Post-Closing Representation” has the meaning specified in Section 12.17(a).

“Pre-Closing Designated Persons” has the meaning specified in Section 12.17(b).

“Pre-Closing Holders” means all Persons who hold one or more Common Shares immediately prior to the Effective Time.

“Pre-Closing Privileges” has the meaning specified in Section 12.17(b).

“Prior Company Counsel” has the meaning specified in Section 12.17(a).

“Privileged Materials” has the meaning specified in Section 12.17(c).

“Reference Balance Sheet” has the meaning specified in Section 3.4(a).

“Reference Time” means 11:59 p.m. (Eastern time) on the date immediately preceding the Closing Date.

“Remedies Exception” has the meaning specified in Section 4.3.

“Restricted Period” has the meaning specified in Section 11.4.

“RWI Policy” means the insurance policy purchased by Buyer to insure itself against breaches by the Company of its representations and warranties set forth in this Agreement.

“Schedules” has the meaning specified in the first sentence of Article IV.

“Securities Act” means the Securities Act of 1933, as amended.

“Social Media Accounts” means social media profiles, accounts, addresses and handles, and services related thereto, including those made available through the Facebook, Twitter, Instagram, SnapChat and other similar platforms.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Stockholders Agreement” means that certain Stockholders Agreement of the Company, dated as of February 7, 2014, by and among the Company and the other Persons party thereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Returns” means any return, declaration, report, statement, information statement or other similar document required to be filed with a Governmental Authority with respect to Taxes, including any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto.

“Terminating Buyer Breach” has the meaning specified in Section 10.1.

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Termination Date Holder” has the meaning specified in Section 10.3(b).

“Termination Percentage” has the meaning specified in Section 10.3(c).

“Transaction Expenses” means the aggregate amount (without duplication) of the following, in each case to the extent unpaid as of the Reference Time: (i) all out-of-pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (other than the Holder Representative Expenses), in each case that are payable to any attorneys, accountants, investment bankers and financial advisors of the Company or any Subsidiary, (ii) 50% of all Transfer Taxes, (iii) 50% of all costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Escrow Funds as required hereunder, and (iv) any Tax gross ups or sale, change-in-control, “stay-around,” retention or similar payments that become payable to any current or former employees, directors, contractors or other individual service providers of the Company and its Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement (in each case regardless of whether any such payments are payable after the Closing Date); provided, that Transaction Expenses shall exclude (A) costs and expenses contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement or as a result of the transactions contemplated hereby (other than pursuant to Section 3.2(d)), (B) costs and expenses incurred by the Company and its Subsidiaries after or (at the direction of Buyer or its Affiliates) at the Closing, (C) any amounts that constitute Funded Debt or Funded Debt Exclusions, (D) any amounts described in clause (iv) that are conditioned upon the satisfaction or occurrence of an event or condition following the Closing (such as a termination of employment), (E) the Closing Employee Amount, any Additional Participation Plan Amount or any other amounts related to the Participation Plan, (F) any employer payroll or similar Taxes and (G) any amounts payable under an arrangement implemented following the Closing.

“Used Equipment Sales Forecast” means the 2018 used equipment sales forecast of the Company and its Subsidiaries as set forth in Schedule 6.1(c).

“Voting Common Stock” means the Class A Voting Common Stock, par value $0.01 per share, of the Company.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d) The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) Whenever this Agreement refers to sums of money, such references are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

Section 1.3 Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the actual knowledge (after reasonable investigation or inquiry of direct reports) of, in the case of the Company, Asterios Satrazemis and Scott Jamroz, and in the case of Buyer, Michael Kneeland and Jeffrey Fenton.

ARTICLE II.

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in substantially the form of Annex A (the “Certificate of Merger”).

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly owned Subsidiary of Buyer.

Section 2.2 Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the debts, restrictions, disabilities and duties of each of the Constituent Corporations.

Section 2.3 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Washington, DC 20004, at 10:00 a.m. (Eastern time) on the date that is the later to occur of (i) October 31, 2018 and (ii) the date that is two (2) Business Days after the date on which all conditions set forth in Section 9.1 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time and place as Buyer and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub and the Company shall cause the Certificate of Merger, duly executed in accordance with the relevant provisions of the DGCL, to be acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Annex B, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 7.1.

(b) The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that (i) in any event such amended bylaws must comply with Section 7.1 and (ii) all references to the name of Merger Sub shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided that any such amendment shall be subject to the provisions of Section 7.1.

Section 2.5 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III.

EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

Section 3.1 Conversion of Company Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company, Buyer or Merger Sub, each share of Common Stock held by Buyer, Merger Sub, or the Company in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”). At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock (other than compliance with Section 3.2(b) by the applicable holder), each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) shares (each, a “Dissenting Share”) of Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock (the “Dissenting Stockholders”), which Cancelled Shares and Dissenting Shares shall not constitute “Common Shares” hereunder), shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Buyer or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Subject to the adjustments set forth in Section 3.4, the “Merger Consideration” shall consist of (x) $2,100,000,000 in cash, plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt, plus (iii) the Estimated Closing Date Cash, less (iv) the amount of Holder Representative Expenses paid by Buyer to the Holder Representative at Closing in accordance with Section 3.5, less (v) the Closing Employee Amount, less (vi) the Estimated Closing Date Transaction Expenses, less (vii) the Escrow Amount and (y) the aggregate amount, if any, payable to Pre-Closing Holders pursuant to and in accordance with Section 3.4(d).

(d) The Merger Consideration shall be allocated among the Pre-Closing Holders as set forth below in this Section 3.1(d), and shall be payable in accordance with this Agreement, including Sections 3.2 and 3.4. Each Pre-Closing Holder shall be entitled to receive in respect of the Common Shares held by such holder immediately prior to the Effective Time (i) a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share (as defined below), multiplied by (y) the number of Common Shares held by such holder immediately prior to the Effective Time and (ii) any amount which such Pre-Closing Holder shall be entitled to receive pursuant to and in accordance with Section 3.4(d). For purposes of the foregoing, the “Cash Per Fully-Diluted Common Share” shall mean (i) the Merger Consideration (without giving effect to clause (y) of Section 3.1(c)), divided by (ii) the Aggregate Fully-Diluted Common Shares.

(e) From and after the Effective Time, (i) holders of Certificates shall cease to have any rights as stockholders of the Company and (ii) the consideration paid pursuant to this Article III upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares, subject to the continuing rights of the Pre-Closing Holders under this Agreement and the Escrow Agreement. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Common Shares shall be made thereafter.

Section 3.2 Payment and Exchange of Certificates.

(a) No later than ten (10) Business Days prior to the Closing Date, Buyer shall (i) enter into an exchange agent agreement in form and substance reasonably acceptable to the Company (the “Exchange Agent Agreement”) with an exchange agent (the “Exchange Agent”) selected by Buyer and reasonably acceptable to the Company (which, for the avoidance of doubt, may be Wilmington Trust, N.A.) and (ii) deliver a fully executed copy of such Exchange Agent Agreement to the Company. Immediately prior to the Effective Time, Buyer shall deposit in trust with the Exchange Agent, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to the Merger Consideration (as determined pursuant to Section 3.1(c) before giving effect to the adjustments provided for in Section 3.4) to pay all sums to be paid to each Pre-Closing Holder in accordance with Section 3.1(d) and to make appropriate payments, if any, to holders of Dissenting Shares that become Common Shares in accordance with Section 3.8 (collectively, the “Exchange Fund”).

(b) Promptly after the execution of the Exchange Agent Agreement, and in any event no less than ten (10) Business Days prior to the Closing, Buyer shall cause the Exchange Agent to mail or otherwise deliver to each Person holding an outstanding certificate or certificates for Common Stock (collectively, the “Certificates”) a customary letter of transmittal in the form attached hereto as Annex C (“Letter of Transmittal”) (which shall include, among other things, an executed consent to the releases included therein and the appointment of the Holder Representative as contemplated by Article XI), for return to the Exchange Agent with instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof as set forth in Section 3.7). Upon surrender of such Certificates and delivery to the Exchange Agent of a completed and executed Letter of Transmittal and such other documentation as may be reasonably requested by the Exchange Agent, Buyer or the Holder Representative, each Pre-Closing Holder shall be entitled after the Effective Time to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration into which such Pre-Closing Holder’s Common Shares shall have been converted as a result of the Merger. Notwithstanding the foregoing, in the event that any Pre-Closing Holder delivers the Certificate(s) representing such Common Shares and a Letter of Transmittal, duly completed and executed in accordance with its instructions, to the Exchange Agent at least two (2) Business Days prior to the Closing, Buyer shall cause the Exchange Agent to pay the amount which such holder is entitled in consideration therefor to such holder at the Closing by wire transfer of immediately available funds; provided that, if this Agreement is terminated prior to the Closing, Buyer shall cause the Exchange Agent to promptly return the Certificates to the applicable Pre-Closing Holders. Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s), a holder’s Certificate(s) shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such Common Shares shall have been converted by the Merger. If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, the signatures on the Certificate or any related stock power shall be properly guaranteed and the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. All consideration paid as Merger Consideration upon the surrender of Certificates (or affidavits of loss in lieu thereof as set forth in Section 3.7) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares represented thereby.

(c) No interest will be paid or accrued on any amount payable for Common Shares pursuant to this Article III.

(d) At the Closing, (i) Buyer shall pay the Escrow Amount to Wilmington Trust, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), to be held in a segregated account in accordance with the terms of the Escrow Agreement, (ii) Buyer shall, or shall cause Merger Sub to, pay to the intended beneficiaries thereof (as identified by the Company to Buyer prior to the Closing and, in the case of fees and expenses, by invoices) any Estimated Closing Date Transaction Expenses that have not been paid in full prior to the Closing, (iii) Buyer shall, or shall cause Merger Sub to, pay to the Company the Closing Employee Amount and (iv) subject to delivery by the Company to Buyer and Merger Sub at least two (2) Business Days prior to the Closing of the pay-off letter provided for under Section 7.6(b) and such other information as may be reasonably required to determine amounts required to pay off, discharge and terminate the outstanding Funded Debt of the Company listed on Schedule 3.2(d) (or, in the case of any letters of credit then outstanding under the Credit Agreement, cash collateralize or terminate such letters of credit or provide backstop letters of credit, or make other arrangements satisfactory to the issuer of such letters of credit), Buyer and Merger Sub shall, or shall cause, all outstanding Estimated Closing Date Funded Debt of the Company listed on Schedule 3.2(d) to be paid off, satisfied and discharged, defeased and/or terminated (or, in the case of any letters of credit then outstanding under the Credit Agreement, cash collateralize or terminate such letters of credit or provide backstop letters of credit, or make other arrangements satisfactory to the issuer of such letters of credit), or shall provide sufficient funds to the Company to effect such payments (in which case Buyer will cause the Company to cause such payments to be effected at the Closing).

(e) Not less than two (2) Business Days prior to the Closing Date, the Holder Representative shall deliver to Buyer a schedule setting forth the name of each Participant and the amount to be paid to each such Participant pursuant to the Participation Plan (the “Participant Schedule”). Within five (5) Business Days following the Closing, the Surviving Corporation shall pay to each Participant the amount set forth beside such Participant’s name on such Participant Schedule (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be disbursed by the Surviving Corporation to the applicable taxing authority).

(f) In connection with amounts to be paid, or released from the Escrow Funds, to or for the benefit of the Pre-Closing Holders as contemplated by Section 3.4(d), the Holder Representative (on behalf of the Pre-Closing Holders) may deliver to the Surviving Corporation a notice setting forth additional payments to be made to the Participants pursuant to the Participation Plan (an “Additional Participation Payment Notice”). Within three (3) Business Days following delivery of any Additional Participation Payment Notice, the Surviving Corporation shall provide the Holder Representative with notice of the payment date for the first payroll period following delivery of such Additional Participation Payment Notice (the “Payment Date”). On the Payment Date, the Surviving Corporation shall pay to each Participant the amount set forth beside such Participant’s name in such Additional Participation Payment Notice (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be disbursed by the Surviving Corporation to the applicable taxing authority); provided, however, that with respect to any such payment to Participants to be made in connection with a release of Escrow Funds pursuant to Section 3.4(d), if as of the Payment Date, the Surviving Corporation has not received the Additional Participation Plan Amount from the Escrow Agent, the Surviving Corporation shall not be required to make such payments to Participants until the payment date for the first payroll period following receipt of the Additional Participation Plan Amount from the Escrow Agent. Any payments made to the Surviving Corporation for purposes of satisfying the Surviving Corporation’s obligations under this Section 3.2(f) and Section 3.4(d) shall be treated for income tax purposes as being paid to the Surviving Corporation with respect to the Company’s and its Subsidiaries’ liabilities under the Participation Plan and not as payments of Merger Consideration received by the Pre-Closing Holders.

Section 3.3 Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Transaction Expenses. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a written statement setting forth (a) its good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Cash (“Estimated Closing Date Cash”) and (iv) Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), in each case, as of the Reference Time, and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount.

Section 3.4 Adjustment Amount.

(a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iv) a calculation of Cash of the Company (“Closing Date Cash”) and (v) a calculation of the Transaction Expenses (“Closing Date Transaction Expenses”), in each case, calculated as of the Reference Time and, with respect to the calculations described in the foregoing clauses (ii)-(v) (except as provided in this Section 3.4(a)), consistent with the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent (except as provided in this Section 3.4(a)) with the principles applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements (the “Reference Balance Sheet”); provided, however, that (x) except as set forth in clause (y), the Closing Balance Sheet shall be prepared using the same accounting practices, policies, judgments and methodologies used in the preparation of the Reference Balance Sheet and (y) (I) the Closing Balance Sheet shall reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Reference Balance Sheet, other than changes therein (A) attributable to changes in facts and circumstances occurring after the date of the Reference Balance Sheet or (B) required to reflect facts as of the date of the Reference Balance Sheet, but in this clause (B) solely to extent the reserves in the Reference Balance Sheet reflected underlying errors of fact (and not due to differences in judgments or principles applied), (II) the treatment of leases as capital leases or operating leases shall be identical to their treatment in the Reference Balance Sheet, (III) the Closing Balance Sheet shall not reflect any expense or liability for which Buyer is responsible under this Agreement, (IV) notwithstanding anything to the contrary in this Agreement (including the definition of Funded Debt), if the Notes are not redeemed by the Issuers on the Closing Date, for the purposes of defining and calculating the Closing Date Funded Debt, the aggregate amount due and owing in respect of the Notes (or Indenture) shall be deemed to be an amount equal only to (A) the aggregate principal amount of the Notes, as applicable, then outstanding, plus (B) all accrued and unpaid interest, if any, on the Notes, as applicable, then outstanding and (V) the Closing Balance Sheet shall not reflect any income Tax assets, except that current income Tax liabilities included in the calculation of Closing Date Net Working Capital shall take into account and be reduced (but not below zero) by current income

Tax assets, including any and all Tax deductions resulting from the transactions contemplated by this Agreement, but only to the extent such deduction is properly available to offset the applicable income Tax liability that is included as a current liability. Following the Closing, Buyer shall provide the Holder Representative and its representatives reasonable access during normal business hours upon reasonable advance notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet. “Net Working Capital” as of any date shall mean (i) the consolidated current assets of the Company and its Subsidiaries as of such date (excluding Cash), minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding (w) Transaction Expenses, (x) any amounts related to the Participation Plan and any payroll taxes payable in connection therewith, (y) Funded Debt and Funded Debt Exclusions and (z) Holder Representative Expenses), in each case, as calculated in accordance with this Section 3.4(a).

(b) If the Holder Representative shall disagree with such calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide a notice of disagreement within such sixty (60)-day period, the Holder Representative and Buyer shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, Buyer and the Holder Representative shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Holder Representative (such firm, subject to the following proviso, the “Auditor”); provided, that if the Holder Representative and Buyer cannot agree on the Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the Holder Representative. Each of Buyer and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than thirty (30) days following the day on which the parties’ written submissions with respect to the disagreement are provided to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)). The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Holder Representative as a Holder Representative Expense, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Holder Representative (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Holder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Closing Date Transaction Expenses in the net amount of $1,000,000, and the Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the Auditor and the Holder Representative shall bear the remaining 40% of the fees and expenses of the Auditor as a Holder Representative Expense.

(c) The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.4(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Cash, plus (iv) Estimated Closing Date Transaction Expenses, minus Closing Date Transaction Expenses (as finally determined in accordance with Section 3.4(b)). If the Adjustment Amount is a positive number, the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.4(d).

(d) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) Buyer shall pay to the Exchange Agent for payment (and Buyer shall cause the Exchange Agent to pay) to each Pre-Closing Holder an aggregate amount in cash equal to (i) each Pre-Closing Holder’s Fully-Diluted Percentage, multiplied by (ii) the difference between the Adjustment Amount and the applicable Additional Participation Plan Amount, if any, less applicable withholding, and (y) the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the Escrow Funds (less the amount of the applicable Additional Participation Plan Amount, if any, which will be released to the Surviving Corporation), multiplied by (ii) such Pre-Closing Holder’s Fully-Diluted Percentage, less any applicable withholding. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) the Escrow Agent shall pay, from the Escrow Funds, to Buyer an amount equal to the Deficit Amount and (y) if any of the Escrow Funds remain after such payment to Buyer, the Escrow Agent shall pay, from the Escrow Funds, to each Pre-Closing Holder an amount in cash equal to (i) the balance of the Escrow

Funds (less the amount of the applicable Additional Participation Plan Amount, if any, which will be released to the Surviving Corporation), multiplied by (ii) such Pre-Closing Holder’s Fully-Diluted Percentage, less any applicable withholding. Upon determination of the Adjustment Amount pursuant to Section 3.4(b) and Section 3.4(c), each of Buyer and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 3.4(d). In no event shall the Holder Representative or any Pre-Closing Holder have any liability under this Section 3.4 in excess of such holder’s allocable share of the Escrow Funds. In no event shall Buyer be entitled to payment pursuant to this Section 3.4(d) of any amount in excess of (or other than) the Escrow Funds.

(e) Any adjustments made pursuant to this Section 3.4 shall be treated by all parties hereto as adjustments to the Merger Consideration for tax purposes, except as otherwise required by applicable Law.

Section 3.5 Holder Representative Expenses. At least three (3) Business Days prior to the Closing Date, the Holder Representative may provide to Buyer a written estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Representative Expenses that are not then known or determinable) of the aggregate amount of the fees and expenses incurred, or that may in the future be incurred, by the Holder Representative on behalf of the Company and the holders of the Common Stock (including the Pre-Closing Holders) in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Holder Representative (the “Holder Representative Expenses”). On the Closing Date, Buyer shall pay to the Holder Representative and/or to such other persons (and in such amounts) as may be designated by the Holder Representative, by wire transfer to an account or accounts designated by the Holder Representative in writing at least two (2) Business Days prior to the Closing Date, immediately available funds in the amount of such estimated Holder Representative Expenses. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet with respect to liabilities for the Holder Representative Expenses.

Section 3.6 Exchange Agent. Promptly following the date that is one hundred and eighty (180) days after the Effective Time, Buyer shall instruct the Exchange Agent to deliver to Buyer any portion of the Exchange Fund that remains unclaimed, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. If any Certificates are not surrendered prior to the date that is one hundred and eighty (180) days after the Effective Time, unclaimed amounts (including interest thereon) of the Funding Amount shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest. Notwithstanding the foregoing, any Pre-Closing Holders and any holders of Dissenting Shares that become Common Shares in accordance with Section 3.8 who have not complied with the provisions of Section 3.2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such holders are entitled. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by Law, none of the Exchange Agent, Buyer or the Surviving Corporation shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.7 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to the Surviving Corporation and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Surviving Corporation as indemnity against any claim that may be made against it or Buyer with respect to such Certificate and (ii) delivery to the Exchange Agent of a Letter of Transmittal, duly completed and executed in accordance with its instructions, in accordance with the terms of this Agreement, duly completed and executed in accordance with its instructions, Buyer shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.8 Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. As of the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except that: (i) each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; and (ii) (A) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (B) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon (and such holder shall be treated as a Pre-Closing Holder). The Company will give Buyer prompt notice of all written notices received by the Company pursuant to Section 262 of the DGCL, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such notices. Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares of Common Stock for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Common Stock (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).

Section 3.9 Withholding. Buyer, the Company, the Holder Representative, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the Merger Consideration such amounts that Buyer, the Company, the Holder Representative, the Exchange

Agent and the Escrow Agent are required to deduct and withhold with respect to the Merger Consideration under the Code or any provision of state, local, provincial or foreign Tax law. Any withholding party shall notify the Person in respect of which such deduction and withholding is to be made of the withholding party’s intent to deduct and withhold at least five (5) Business Days before any such deduction or withholding is made (and the notice shall include the legal authority and the calculation method for the expected withholding), and the parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including, without limitation, through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so withheld, and duly and timely deposited with the appropriate Governmental Authority, by Buyer, the Company, the Holder Representative, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (or incorporated by reference or, pursuant to Section 12.9, deemed set forth in) a corresponding section or subsection of the schedules to this Agreement previously exchanged among the parties (the “Schedules”), the Company represents and warrants to Buyer and Merger Sub as of the date of this Agreement as follows:

Section 4.1 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation in each jurisdiction in which it owns, leases or operates properties, or conducts business, in each case so as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing individually or the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The copies of the certificate of incorporation and bylaws (and all amendments thereto or restatements thereof) of the Company previously made available by the Company to Buyer or its representatives are true and complete and are in full force and effect.

Section 4.2 Subsidiaries.

(a) A true and complete list of each of the Subsidiaries of the Company and their jurisdiction of incorporation or organization is set forth on Schedule 4.2. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own, operate or lease its properties and to conduct its business as it is now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse

Effect on the Company. Each Subsidiary of the Company is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company has previously provided to Buyer or its representatives true and complete copies of the organizational documents of its Subsidiaries.

Section 4.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the Merger Consent). This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.4 No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (c) violate any provision of or result in a breach of, default (with or without notice or lapse of time, or both) under, terminate or give rise to a right of termination or cancellation under, or require a consent or waiver under, any Contract listed on Schedule 4.12, (d) result in the creation or imposition of any Lien under any such Contract upon any of the properties or assets of the Company or any of its Subsidiaries, or (e) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c), (d) or (e) individually or in the aggregate, has not had or would not reasonably be expected to have (x) a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (y) a Material Adverse Effect on the Company.

Section 4.5 Governmental Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) compliance with the applicable requirements of the HSR Act or any similar foreign Law, (b) any consents, waivers, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or the in aggregate, reasonably be expected to have (x) a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (y) a Material Adverse Effect on the Company, (c) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws and (d) the filing of the Certificate of Merger in accordance with the DGCL.

Section 4.6 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of (i) 480,000 shares of Voting Common Stock, of which 201,700 shares are issued and outstanding as of the date of this Agreement, and (ii) 2,000 shares of Non-Voting Common Stock, of which 762 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or otherwise bound.

(b) Except as disclosed on Schedule 4.6, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for, or valued by reference to, shares of the Common Stock, “phantom” stock rights, stock appreciation rights, stock-based performance units, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Common Stock, and there are no agreements of any kind which may obligate the Company to issue, deliver, purchase, register for sale, redeem or otherwise acquire, or cause to be issued, delivered, purchased, sold, registered for sale, redeemed or acquired, any of its capital stock or other equity interests in, or securities convertible into or exchangeable or exercisable into any capital stock or other equity interest in, the Company or any of its Subsidiaries. Except for this Agreement and the Stockholders Agreement, there is no voting trust, proxy or other agreement or understanding with respect to the voting or transfer of the shares of Common Stock.

Section 4.7 Capitalization of Subsidiaries. The outstanding shares of capital stock (or other equity interests) of each of the Company’s Subsidiaries have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable (where such concepts are applicable), and have not been issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive or similar right. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of each of its Subsidiaries free and clear of any Liens other than (a) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar organizational documents of such Subsidiary, (b) for any restrictions on sales of securities under applicable securities Laws and (c) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for, or valued by reference to, any shares of capital stock (or other equity interests) of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Subsidiary of the Company to issue, deliver, purchase, sell, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Subsidiaries set forth on Schedule 4.2, neither the Company nor any of its Subsidiaries owns any equity interest in any other Person.

Section 4.8 Financial Statements; Reports. Attached as Schedule 4.8 are true, correct and complete copies of (i) the audited consolidated balance sheets and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of Vander Intermediate Holding II Corporation and its Subsidiaries as of and for the twelve-month periods ended December 31, 2017 and 2016, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet and statements of operations and comprehensive loss and cash flows of Vander Intermediate Holding II Corporation and its Subsidiaries as of and for the six-month period ended June 30, 2018 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly and accurately in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

Section 4.9 Undisclosed Liabilities. There is no liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities, debts and obligations of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) incurred in connection with the transactions contemplated by this Agreement, or (d) which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.10 Litigation and Proceedings. There are no (a) pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or (b) to the knowledge of the Company, investigations, before or by any Governmental Authority against the Company or any of its Subsidiaries that, in each case, if resolved adversely to the Company or any of its Subsidiaries, would (after taking into account applicable insurance) reasonably be expected to have a Material Adverse Effect on the Company. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.11 Legal Compliance. The Company and its Subsidiaries have been, since December 31, 2015, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority, nor are any Actions pending or, to the knowledge of the Company, threatened with respect to any violation of any applicable Law at any time during the past two years that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12 contains a list of all Contracts described in clauses (i) through (x) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Company Benefit Plans, Contracts for labor and employment matters set forth on Schedule 4.14(a) and Contracts relating to insurance policies set forth on Schedule 4.17). True and complete copies of the Contracts listed on Schedule 4.12 have been delivered to or made available to Buyer or its representatives.

(i) Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $750,000, which are not cancelable (without penalty, cost or other liability) by giving notice of ninety (90) days or less;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries, capital lease and hedging contract in each case, having an outstanding principal or notional amount (or, in the case of capital leases, the amount capitalized and reflected as a liability on the balance sheet) in excess of $1,000,000 (and, for the avoidance of doubt, excluding any payment terms on purchases in the ordinary course of business);

(iii) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $500,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material outstanding obligations of the Company or any of its Subsidiaries with respect to an “earn out,” contingent purchase price, or similar contingent payment or material indemnification obligation;

(iv) Each (A) lease, rental or occupancy agreement, real property license, or other Contract for, in each case, the lease of Leased Real Property that involves annual payments in excess of $100,000 and (B) lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case in this clause (B), (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (y) involves annual payments in excess of $750,000;

(v) Each joint venture Contract, partnership agreement or other similar agreement involving a sharing of profits, losses, costs or liabilities of the Company or any of its Subsidiaries with any other Person (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(vi) Each Contract that contains any standstill or similar agreement, in each case (A) pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, and (B) which would be binding on Buyer or its Affiliates after the Closing;

(vii) Each Contract (A) containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person in a product line, line of business or market or to operate in any geographic area, or to make, sell or distribute any products or services, or use, transfer, or distribute any of their material assets, (B) containing exclusivity obligations or similar restrictions binding on and material to the Company or any of its Subsidiaries taken as a whole or any of their respective Affiliates (or, after the Closing, Buyer and its Affiliates), or (C) granting a most-favored nation status to any Person, in a manner that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole;

(viii) Each Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any license, covenant not to sue or similar right to use Intellectual Property, other than (A) click-wrap, shrink-wrap and off-the-shelf Software licenses, and any other Software licenses granted to the Company or its Subsidiaries that are available on standard terms to the public generally with license, maintenance, support and other fees less than $100,000 per year, and (B) licenses, covenants not to sue or similar rights granted to customers in the ordinary course pursuant to agreements whose terms are substantially consistent with a form agreement identified on Schedule 4.12(a)(viii);

(ix) Each Contract that involves any resolution or settlement of any actual or threatened Action against or involving the Company or any of its Subsidiaries since December 31, 2016, and involving aggregate payments in excess of $250,000 or other ongoing material requirements;

(x) Each Contract that requires any future capital commitment or capital expenditure (or series of expenditures) by the Company or any of its Subsidiaries in an amount that, individually or (solely together with Contracts related to the same project) in the aggregate, is greater than $500,000, except for Contracts for capital equipment ordered in the ordinary course of business consistent with past practice; or

(xi) Any commitment to do any of the foregoing described in clauses (i) through (x).

(b) Except for Contracts that expire or are terminated in accordance with their terms between the date hereof and the Closing (without violating Section 6.1(a)(v)), all of the Contracts set forth on Schedule 4.12(a) are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or its applicable Subsidiary or Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto, and are enforceable in all material respects in accordance with their terms, subject to the Remedies Exception. Except where the occurrence of such breach or default, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

(c) The Company shall have until the end of the tenth (10th) Business Day following the date hereof to deliver to Buyer an amended version of Schedule 4.12(a)(iv) and Schedule 4.12(a)(viii) (and, to the extent necessary to disclose any new Contracts disclosed on such amended Schedule 4.12(a)(iv) or Schedule 4.12(a)(viii), Schedule 4.4) with effect as of the execution of this Agreement. Such amended Schedule 4.4, Schedule 4.12(a)(iv) and Schedule 4.12(a)(viii) shall for all purposes of this Agreement constitute the disclosures of the Company against Section 4.4, Section 4.12(a)(iv) and Section 4.12(a)(viii) as if the disclosures in such amended Schedule 4.4, Schedule 4.12(a)(iv) and Schedule 4.12(a)(viii), were made as of the execution of this Agreement. The delivery of an amended Schedule 4.4, Schedule 4.12(a)(iv) and/or Schedule 4.12(a)(viii) shall in no event have the effect of or be construed as affecting the timing of any representation or warranty made by the Company.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan and separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of employees of the Company or any of its Subsidiaries outside of the United States (a “Non-U.S. Company Benefit Plan”). For purposes of this Agreement, “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, agreement or obligation, whether or not in writing and whether or not funded, in each case, providing compensation or other benefits (including, but not limited to, any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind) to any current or former director, officer or employee, which are maintained, sponsored or required to be contributed to by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries has any potential obligation or liability.

(b) With respect to each material Company Benefit Plan (excluding Multiemployer Plans), the Company has delivered or made available to Buyer or its representatives, to the extent applicable, accurate and complete copies of (i) such Company Benefit Plan, including any amendments thereto, and any trust agreement, insurance contract or other funding vehicle relating to such plan, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required, (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan and (vi) all material non-routine written correspondence to or from any Governmental Authority with respect to any Company Benefit Plan during the three years prior to the date of this Agreement.

(c) Except as, individually or in the aggregate, would not be reasonably be expected to result in a Material Adverse Effect on the Company, (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made or accrued to the extent required by generally accepted accounting principles; and (iii) with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA, neither the Company nor any Subsidiary of the Company has engaged in a transaction in connection with which the Company or any Subsidiary of the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. Except as would not be reasonably likely to result in any material liability to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan (excluding Multiemployer Plans) which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Company Benefit Plan.

(d) Except as set forth on Schedule 4.13(d), no Company Benefit Plan is (i) a pension plan that is subject to Title IV of ERISA or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). With respect to any multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) contributed to by the Company or any ERISA Affiliate, (1) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (2) a complete withdrawal from such Multiemployer Plans at the Effective Time would not result in any material liability to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any ERISA Affiliates has (i) incurred or has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that are treated together with the Company or any of its Subsidiaries as a “single employer” under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to any Company Benefit Plan other than a Multiemployer Plan (or any trust related thereto), (i) as of the date hereof, no actions, suits, claims (other than routine claims for benefits in the ordinary course) or proceedings by a Governmental Authority are pending or, to the knowledge of the Company, threatened and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits, claims or proceedings.

(g) Except as, individually or in the aggregate, would not be reasonably likely to result in any material liability to the Company and its Subsidiaries, taken as a whole, all Non-U.S. Company Benefit Plans (i) are in compliance with their terms and applicable Law, (ii) to the extent funded and/or book reserved, are funded in accordance with applicable Law and/or book reserved to the extent required by GAAP, (iii) as of the date hereof, there is no pending or threatened litigation relating to any Non-U.S. Company Benefit Plan.

(h) Except as required by applicable Law, no Company Benefit Plan (other than a Multiemployer Plan) provides retiree medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (1) entitle any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries to any material increase in severance pay, (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer other individual service provider, (3) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (4) otherwise give rise to any material liability under any Company Benefit Plan, or (5) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(j) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected, either alone or in combination with another event, to result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

Section 4.14 Labor Relations.

(a) Except for the Contracts listed on Schedule 4.14(a) (the “Company Labor Agreements”), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union, works council or other similar organization. The Company has made available to Buyer accurate and complete copies of each Company Labor Agreement listed on Schedule 4.14(a).

(b) To the knowledge of the Company, as of the date of this Agreement, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, will entitle any labor organization or Governmental Authority to any material payments under any of the Company Labor Agreements, and the Company and its Subsidiaries are in compliance in all material resects with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements.

(c) As of the date hereof, there is no strike, lockout, slowdown, work stoppage or other material labor dispute, arbitration or grievance pending or, to the knowledge of the Company, threatened, that would reasonably be expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof, there is no unfair labor practice charge pending or, to the knowledge of the Company, threatened before a Governmental Authority. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries is in compliance with the Company Labor Agreements and all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, sexual harassment, wages and hours, and occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(d) The Contracts listed on Schedule 4.14(d) include all individual written employment, retention, change in control, transaction bonus or severance agreements to which, as of the date of this Agreement, either the Company or one of its Subsidiaries is a party with respect to any current employee and which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty (other than pursuant to the Company’s severance policies identified on Schedule 4.13). The Company has delivered or made available to Buyer or its representatives true and complete copies of each such Contract. Notwithstanding the foregoing, no employment agreement need be set forth in Schedule 4.14(d) or disclosed to Buyer if such employment agreement (i) relates to an employee who is not an officer of the Company, (ii) is in all material respects in a form that is identified in Schedule 4.14(d) and (iii) provides for a severance or notice period of 90 days or less (other than as required by applicable Laws).

Section 4.15 Taxes.

(a) All U.S. federal and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been filed, and all such Tax Returns were correct and complete in all material respects.

(b) The Company and its Subsidiaries have paid all of their material Taxes which are due and payable.

(c) No extension of time within which to file any Tax Return referred to in clause (a) is in effect, and no written waiver of any statute of limitations relating to material Taxes for the Company or any of its Subsidiaries is in effect.

(d) All material Taxes required by applicable Law to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Governmental Authority.

(e) No deficiency for any material Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, which deficiency has not been resolved. As of the date hereof, no audit or other proceeding by any Governmental Authority is currently pending or threatened in writing against the Company or its Subsidiaries with respect to any material Taxes due from such entities. Within the past four (4) years, neither the Company nor any of its Subsidiaries has ever received a written claim from any Governmental Authority in a jurisdiction in which such Company or Subsidiary does not file Tax Returns that the Company or Subsidiary is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(f) There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person that is neither the Company nor one of its Subsidiaries, other than customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past three (3) years.

(h) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

Section 4.16 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.17 Insurance. Schedule 4.17 contains an accurate and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True and complete copies of such insurance policies (or, to the extent such policies are not available, policy binders) have been made available to Buyer or its representatives. All such policies are in full force and effect (other than any such policies that expire in accordance with their terms between the date hereof and the Closing) and neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid.

Section 4.18 Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained, and are, as of the date hereof, in compliance with, all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, in each case, except where the absence of, or the failure to be in compliance with, any such license, approval, consent, registration or permit, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims, actions, suits or other proceedings or, to the knowledge of the Company, investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any such revocation or termination that, individually on in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.19 Machinery, Equipment and Other Tangible Personal Property. The Company or one of its Subsidiaries owns and has good title to all machinery, equipment and other tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, in each case, except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect on the Company. All such machinery, equipment and other tangible personal property, taken as a whole, is in good working order and condition, except (i) for ordinary wear and tear and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company.

Section 4.20 Real Property.

(a) There is no Owned Real Property.

(b) Schedule 4.20(b) lists, as of the date of this Agreement, all Leased Real Property. Except as would not materially interfere with the use of such Leased Real Property, the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens. Except as set forth on Schedule 4.20(b), each lease or sublease for such Leased Real Property is valid, legally binding on the Company or its applicable Subsidiary, and, to the knowledge of the Company, the other parties thereto, enforceable in all material respects (subject to the Remedies Exception) and in full force and effect (in each case, except for any such lease or sublease that expires in accordance with its terms between the date hereof and the Closing), and neither the Company nor any of its Subsidiaries has received any written notice from any lessor of such Leased Real Property of, nor does the Company or any of its Subsidiaries have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property or permit termination, modification or acceleration by any third party thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 4.21 Intellectual Property.

(a) Schedule 4.21(a) lists each patent, registered trademark, registered service mark or trade name and registered copyright, any applications for any of the foregoing (collectively, “Registered Intellectual Property”), and each internet domain name, in each case, that is owned by the Company or any of its Subsidiaries as of the date of this Agreement. Schedule 4.21(a) also lists any material Social Media Accounts that have been registered in the name of the Company or any of its Subsidiaries as of the date of this Agreement.

(b) All Registered Intellectual Property owned by the Company or its Subsidiaries is subsisting and, to the knowledge of the Company and, other than applications included in the Registered Intellectual Property, valid and enforceable, and the Company and its Subsidiaries exclusively own all Intellectual Property that they own or purport to own, free and clear of all Liens other than Permitted Liens. All internet domain names owned or purported to be owned by the Company or any of its Subsidiaries, and all have been registered in the name of, and are controlled by, the Company and its Subsidiaries.

(c) Each of the Company and its Subsidiaries owns or has the right to use, pursuant to a valid written license, sublicense or similar agreement, all Intellectual Property used in and material to the operation of their respective businesses; provided that the foregoing will not be construed as a representation or warranty of non-infringement, non-misappropriation, or non-violation of Intellectual Property (such representation and warranty being exclusively the one set forth in Section 4.21(d)(i)).

(d) Except as has not resulted in, and would not reasonably be expected to result in, material liability or disruption to the businesses of the Company and its Subsidiaries, (i) the conduct of the businesses of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any Person and has not infringed upon, misappropriated or otherwise violated in the past three (3) years; (ii) the Company and its Subsidiaries have not received from any Person in the past three (3) years any written notice, charge, complaint, claim or other written assertion of any infringement or violation by, or misappropriation of, any Intellectual Property of any Person; and (iii) to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned or controlled by the Company or any of its Subsidiaries.

(e) The IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries are sufficient for the current needs of the businesses of the Company and its Subsidiaries, and, to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any such IT Assets within the past three (3) years in a manner that has resulted in, or is reasonably expected to result in, material liability to, or material disruption of the businesses of, the Company or any of its Subsidiaries.

(f) During the past three (3) years, the Company and each of its Subsidiaries have at all times (i) substantially complied with all of their respective contractual and fiduciary obligations and publicly facing policies, in each case, regarding Personal Information, and (ii) used commercially reasonable measures substantially consistent with best practices in the construction equipment rental industry to protect the confidentiality, privacy and security of Personal Information and their respective Trade Secrets. To the knowledge of the Company, during the past three (3) years, no Person has gained unauthorized access to or misused any Personal Information or any of the Company’s or its Subsidiaries’ Trade Secrets in a manner that has resulted in or is reasonably expected to result in material liability to the Company or any of its Subsidiaries, or an obligation for the Company or any of its Subsidiaries to notify any Governmental Authority.

Section 4.22 Environmental Matters. The Company and its Subsidiaries have been, since December 31, 2015, in compliance with all Environmental Laws, except for any such instance of non-compliance, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries hold, and are in compliance with, all permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of, or failure to be in compliance with, any such permit that would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on the Company. There is no demand, letter, claim or request for information or notice of violation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law, except in each case as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on the Company. No property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any Subsidiary or has been contaminated with any Hazardous Material as a result of the operations and activities of the Company or any Subsidiary that would be expected to require remediation pursuant to any Environmental Law, except for any such contamination as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to any outstanding liability under any Environmental

Law, except with respect to any such outstanding liability that would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property in connection with any Environmental Law that reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Buyer copies of all Phase I or Phase II environmental assessment (or equivalent) reports in its possession relating to the Leased Real Property and any other material environmental reports studies and assessments in its possession relating to the Company.

Section 4.23 Absence of Changes. Except as contemplated by this Agreement and as set forth on Schedule 4.23, from the date of the most recent balance sheet included in the Financial Statements (a) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses and operated their properties in the ordinary course of business consistent with past practice, (b) through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would, if taken after the date hereof, be prohibited by (or for which the Company would have be required to seek the prior written consent of Buyer pursuant to Section 6.1(a)(i)-(iv), (vi), (vii) or (ix)-(xiii)), and (c) there has not been any event, condition or change that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a Material Adverse Effect on the Company.

Section 4.24 Affiliate Matters. Except (a) the Company Benefit Plans, (b) Contracts relating to labor and employment matters set forth on Schedule 4.14, (c) Contracts solely between or among the Company and any of its Subsidiaries (or among such Persons and one more third parties) and (d) Contracts entered into on an arm’s length basis and in the ordinary course of business solely between the Company or any of its Subsidiaries (or among such Persons and one more third parties), on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by Platinum Equity Advisors, LLC or any of its Affiliates, on the other hand, neither the Company nor any of its Subsidiaries is party to any material Contract with any (i) present or former officer or director of the Company or any of its Subsidiaries or (ii) Affiliate of the Company.

Section 4.25 No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Schedules, Buyer and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

Section 5.1 Corporate Organization. Each of Buyer and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Buyer and Merger Sub is duly licensed or qualified and, where applicable, is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. Buyer owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.

Section 5.2 Due Authorization. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.5) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Buyer and Merger Sub, and no other corporate proceeding on the part of Buyer or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub, which adoption will occur promptly (and in any event within 24 hours) following the execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and Holder Representative) constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.

Section 5.3 No Conflict. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby do not (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or Merger Sub is subject or by which any property or asset of Buyer or Merger Sub is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer or Merger Sub or (c) violate any provision of or result in a breach of, default (with or without notice or lapse of time, or both) under, terminate or give rise to a right of termination or cancellation under, or require a consent or waiver under, any agreement, indenture or other instrument to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub may be bound or (d) result in the creation or imposition of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Buyer or Merger Sub, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a), (c) or (d) individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

Section 5.4 Litigation and Proceedings. There are no (a) pending or, to the knowledge of Buyer, threatened lawsuits, actions, suits, claims or other proceedings at law or in equity, or (b) to the knowledge of Buyer, investigations pending before or by any Governmental Authority or threatened against Buyer or Merger Sub which, in each case, if determined adversely, would (after taking into account applicable insurance) reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. There is no unsatisfied judgment or any open injunction binding upon Buyer or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

Section 5.5 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Merger Sub with respect to Buyer’s or Merger Sub’s execution or delivery of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (c) any consents, approvals, authorizations, designations, declarations or filings, the absence of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

Section 5.6 Financial Ability. Buyer and Merger Sub will have at the Closing cash, cash equivalents, marketable securities or undrawn amounts available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Merger Consideration and Closing Employee Amount at Closing, (b) effecting the repayment or refinancing of all Funded Debt of the Company as of the Closing Date required to be repaid or refinanced in connection with the Closing and (c) paying all related fees and expenses. Neither Buyer nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect the availability of such funds at the Closing. To the knowledge of Buyer no circumstance or condition exists that could reasonably be expected to prevent or substantially delay the availability of such funds at the closing.

Section 5.7 Brokers’ Fees. Other than fees to Morgan Stanley & Co. and Centerview Partners LLC (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

Section 5.8 Solvency; Surviving Corporation After the Merger. Neither Buyer nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, Buyer and the Surviving Corporation and its Subsidiaries on a consolidated basis

(a) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts and the present fair saleable value of their assets will not be less than the amount required to pay their probable liability on their recourse debts as they mature or become due), (b) will not have an unreasonably small amount of capital with which to engage in its business and (c) will not have incurred debts beyond their ability to pay as they mature or become due. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.9 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Buyer and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Buyer nor Merger Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, each of Buyer and Merger Sub understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.10 Acquisition of Interests for Investment. Each of Buyer and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Each of Buyer and Merger Sub confirms that the Company has made available to Buyer and Merger Sub and Buyer’s and Merger Sub’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and each of Buyer and Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving

Corporation. Buyer understands and agrees that stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

ARTICLE VI.

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1, as contemplated by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course, substantially in accordance with past practice and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations and maintain in all material respects relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law, as expressly contemplated by this Agreement, as set forth on Schedule 6.1 or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(i) (A) change or amend or propose any change or amendment to the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law; or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company or any of its Subsidiaries;

(ii) restructure, reorganize or completely or partially liquidate;

(iii) make, declare or set aside any dividend or distribution to the stockholders of the Company or enter into any agreement with respect to the voting of the Company’s capital stock;

(iv) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(v) except in the ordinary course of business consistent with past practice (A) amend, modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12 or any insurance policy required to be listed on Schedule 4.17, or waive any of the Company’s or any of its Subsidiaries’ rights thereunder; or (B) enter into any Contract of a type that would be required to be listed on Schedule 4.12 if such Contract was in effect on the date hereof;

(vi) sell, assign, transfer, convey, lease, abandon, allow to lapse or otherwise dispose of any material assets or properties, except in the ordinary course of business (which, for the avoidance of doubt, includes any sales of used equipment in accordance with Section 6.1(c));

(vii) settle any Action (a) for an amount in excess of $500,000 in the aggregate or (b) in a manner that involves injunctive relief against the Company or any of its Subsidiaries or other restrictions on business activities;

(viii) except as required by Law or the terms of any existing Company Benefit Plans or existing Contracts in effect as of the date hereof, (A) increase the compensation, severance or termination pay to (including any retention bonus or change in control bonus), or benefits of, any employee of the Company or any of its Subsidiaries at the level of vice president or above; (B) hire or terminate (other than for cause) the employment of any employee at the level of vice president or above; (C) adopt, enter into or materially amend any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, other than in connection with hiring permitted under clause (B) or annual renewals of welfare plans in the ordinary course of business, provided that such renewals do not materially increase costs to the Company; (D) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan (including, for the avoidance of doubt, the Participation Plan), other than individual grants or amendments to awards (which are not part of a new broad-based program) in an amount not to exceed $20,000 made in the ordinary course of business consistent with past practice with respect to any employee below the level of vice president; (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business or under a qualified retirement plan) to any employee; (F) engage any independent contractor (who is a natural person) with annual consulting fees in excess of $150,000 without reserving the right to terminate the engagement without cost upon notice of 90 days or less; or (G) become a party to, establish, adopt, amend, commence participation in, terminate or enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x) make any loans or advances of money to any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(xi) (A) make or rescind any material tax election to the extent such action would adversely affect Buyer or the Company and its Subsidiaries; (B) except as required by GAAP, change any annual accounting period or make any material change to any accounting principles, methods or practices; (C) enter into any closing agreement; or (D) settle any material claim or assessment with respect to Taxes;

(xii) other than in the ordinary course of business, subject any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries to any Lien, except for Permitted Liens;

(xiii) incur any indebtedness for borrowed money or issue any debt securities, or guarantee or endorse the obligations of any Person (other than the Company and its Subsidiaries), except borrowings (A) in the ordinary course of business not in excess of $1,000,000 in the aggregate or (B) otherwise under the Credit Agreement in accordance with the terms of such facility existing on the date hereof (and not including any incremental facility or other potential expansion of availability thereunder), incur any hedging obligations or enter into, extend, modify or amend any capital leases; or

(xiv) agree, authorize, or otherwise become obligated, to do any action prohibited under this Section 6.1(a).

(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

(c) Notwithstanding anything in this Agreement to the contrary, from the date of this Agreement through the Closing, the Company and its Subsidiaries shall be permitted to make sales of used equipment; provided, however, that the aggregate original equipment cost of the used equipment sold by the Company and its Subsidiaries during the period from and including September 1, 2018 through the Reference Time (the “Equipment Sales Period”) shall not exceed (i) if the Closing occurs on or prior to October 31, 2018, $50,000,000 or (ii) if the Closing occurs on or after November 1, 2018, $55,000,000. At the Closing, the Company shall deliver to Buyer a certificate signed by an authorized officer on behalf of the Company, dated as of the Closing Date, certifying, to the knowledge and belief of such authorized officer, a schedule setting forth the used equipment sold by the Company and its Subsidiaries during the Equipment Sales Period together with the original equipment cost of such equipment. Notwithstanding anything to the contrary in this Section 6.1, the Company shall have no obligation to make capital expenditures on or after the date of this Agreement.

Section 6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its accountants, counsel, financing sources and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, Contracts, commitments, Tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as such representatives may reasonably request for the sole purpose of (x) preparing for the operation of the business of the Company and its Subsidiaries following the Closing and (y) complying with the Company’s obligations under Section 6.5; provided, that (i) such investigation shall be conducted in accordance with all applicable competition Laws and shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; (ii) Buyer and its representatives shall not be permitted to perform any environmental sampling at any real property owned or leased by the Company or any of its Subsidiaries, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; and (iii) nothing in this Section 6.2 shall be deemed to modify the Company’s obligations under Section 7.7. All information obtained by Buyer, Merger Sub and their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made to Barclays Capital, Inc. or as shall otherwise be designated in writing by the Company.

Section 6.3 Termination of Certain Agreements. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Contract listed on Schedule 6.3 to the extent such Contract will not terminate in accordance with its terms in connection with the transactions contemplated by this Agreement.

Section 6.4 Real Property Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer a certificate in the form of Annex E; provided, that Buyer’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by Section 1445 of the Code and the Treasury regulations promulgated thereunder.

Section 6.5 RWI Policy Cooperation. The Company shall cooperate in good faith with Buyer’s efforts to obtain the RWI Policy for Buyer and to have such RWI Policy issued and in full force and effect prior to or upon Closing, including by providing the insurer and its attorneys customary and reasonable access (subject to the terms and conditions set forth in Section 6.2) to information reasonably requested and necessary to complete the insurer’s customary due diligence process with respect to the RWI Policy.

Section 6.6 Resignations. At or prior to the Effective Time, the Company shall, or shall cause to be delivered, to Buyer written resignation letters, effective as of the Effective Time, of each director and officer of the Company and its Subsidiaries as requested by Buyer at least three (3) Business Days prior to the Closing Date.

ARTICLE VII.

COVENANTS OF BUYER

Section 7.1 Indemnification and Insurance.

(a) From and after the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law; provided, that any Person to whom expenses are advanced provides an undertaking in customary form to repay such advances if it is ultimately determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification). Without limiting the foregoing, Buyer shall cause the Company and each of its Subsidiaries for a period of not less than six (6) years from the Effective Time (i) to maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such insurance coverage in effect as of the date hereof; provided, however, that (i) Buyer or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining at or prior to the Closing a prepaid, non-cancelable six (6)-year “tail” policy containing terms not less favorable than the terms of such insurance coverage in effect as of the date hereof with respect to matters existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.1 shall be continued in respect of such claim until the final disposition thereof. In no event will Buyer or the Surviving Corporation be required to expend for each covered year an amount in excess of 200% of the current annual premium for such insurance (the “Maximum Premium”). If such insurance coverage is terminated, cancelled, cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will maintain such insurance as can be obtained for the remainder of the six (6)-year period for the Maximum Premium per year.

(c) The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.1 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by Platinum Equity Advisors, LLC or any of its Affiliates (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by Buyer, the Surviving Corporation or any of its Subsidiaries or any Other Indemnitor related to Actions described in Section 7.1(a), whether pursuant to any certificate of incorporation, by-laws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 7.1 (any of the foregoing, an “Indemnification Obligation”), after the Effective Time, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., Buyer’s, the Surviving Corporation’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary) and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors; provided, however, that the foregoing shall not in any way limit Buyer, the Surviving Corporation or any of its Subsidiaries from seeking coverage or recovery for such Indemnification Obligation from the “tail policy” purchased pursuant to this Section 7.1 (if purchased) or under any insurance policies maintained by the Buyer, the Surviving Corporation or any of its Subsidiaries or from any third person (other than the Other Indemnitors) who is contractually obligated to indemnify an Indemnified Person. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect and to the extent of any Indemnification Obligation or (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification, from any Other Indemnitor before the Surviving Corporation or its Subsidiaries or Buyer must perform its expense advancement, reimbursement and indemnification obligations under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from Buyer or the Surviving Corporation or its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against Buyer, the Surviving Corporation or its Subsidiaries, and Buyer, the Surviving Corporation and its Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by Buyer, the Surviving Corporation or its Subsidiaries under any Indemnification Obligation.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.1 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving Corporation. In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.1.

(e) Buyer shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.1.

Section 7.2 Employment Matters.

(a) Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain for employees who were employed by the Surviving Corporation and its Subsidiaries immediately before the Closing and remain employed by Buyer, the Surviving Corporation or any of their Subsidiaries following the Closing (the “Continuing Employees”): (i) for the period beginning on the Closing Date and ending on March 31, 2019, base salary or wage rate and annual cash incentive opportunities substantially comparable in the aggregate to those provided to the Continuing Employees as of immediately prior to the Closing, provided that for purposes of determining Buyer’s compliance with this clause (i), amounts paid under Section 7.2(f) will be disregarded; and (ii) for a period of one (1) year following the Closing Date, (x) pension and welfare benefits which are no less favorable than those provided to similarly situated employees of Buyer and (y) severance benefits that are no less favorable than those provided to similarly situated employees of Buyer; provided, however, that the requirements of this Section 7.2 shall not apply to Continuing Employees who are covered by a Company Labor Agreement and provided further that to the extent any Continuing Employee is provided with pension and welfare benefits under employee benefit plans that are substantially the same as those provided to such Continuing Employee as of immediately prior to the Closing, such pension and welfare benefits shall be deemed to satisfy the requirements of clause (ii)(x). No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable Law.

(b) From and after the Closing, Buyer shall give each Continuing Employee (other than Continuing Employees who are covered by a Company Labor Agreement) full credit for all purposes (including for purposes of eligibility to participate, level of benefits, vesting and benefit accrual) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans)

provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries as of immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service or for purposes of qualifying for subsidized early retirement benefits. Notwithstanding the foregoing, to the extent permitted under applicable Law, Buyer shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Buyer that is a defined benefit pension plan.

(c) Buyer shall (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) use commercially reasonable efforts to give full credit under the welfare plans of Buyer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, as if there had been a single continuous employer.

(d) Prior to the Effective Time, if requested by Buyer in writing at least ten (10) Business Days before the Closing Date, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated by resolution of the Company’s board of directors or other authorized committee or body effective not later than the day immediately preceding the Closing Date. In the event that Buyer timely requests that the Company 401(k) Plan be terminated, the Company shall provide Buyer with such resolutions to evidence that such plan has been terminated (the form and substance of which resolutions shall be subject to review and approval by Buyer, such approval not to be unreasonably conditioned, withheld or delayed) not later than three (3) Business Days immediately preceding the Closing Date.

(e) At least five (5) Business Days prior to the Closing Date (or, if later, within two (2) Business Days after receiving Buyer’s comments to the relevant documents but in all events prior to the Closing), the Company shall submit for approval by its stockholders, in a manner intended to comply with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could constitute a “parachute payment” under Section 280G of the Code (each, a “Parachute Payment”) and (2) at least seven (7) Business Days prior to the Closing Date (or, if later, within two (2) Business Days after receiving Buyer’s comments to the relevant documents but in all events prior to the Closing), the Company shall use commercially reasonable efforts to ensure that the rights to any Parachute Payment have been irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) unless the 280G Stockholder Vote is approved. The Company will use commercially reasonable efforts to obtain necessary waivers from each such disqualified individual, will provide Buyer with a reasonable opportunity (but not less than seven (7) Business Days prior to the 280G Stockholder Vote) to review true and complete copies of all disclosure and documents to be delivered to stockholders in obtaining the 280G Stockholder Vote and shall reflect all reasonable comments of the Buyer thereon.

(f) Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a schedule setting forth the name and the 2018 annual performance bonus payment amount for each employee of the Company and its Subsidiaries (the “Bonus Schedule”), provided that the aggregate 2018 annual performance bonus payment amount set forth on the Bonus Schedule will not exceed the aggregate amount accrued for 2018 annual performance bonus amount in Estimated Closing Date Net Working Capital. The Surviving Corporation shall pay, not later than the time as annual bonuses for 2018 are paid to similarly situated employees of Buyer (but in any case not later than March 15, 2019), to each Continuing Employee who remains employed on the payment date or as otherwise set forth on Schedule 7.2(f) an 2018 annual performance bonus that is at least equal to the amount set forth beside such employee’s name on such Bonus Schedule (reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments, which amounts, so withheld, shall be duly and timely deposited with the applicable Governmental Authority by the Surviving Corporation).

(g) Prior to the Closing Date, the Company shall cause the Participation Plan and all grants or awards outstanding thereunder to be terminated (except with respect to the right to receive amounts in accordance with this Agreement) by resolution of the Company’s board of directors, compensation committee or other authorized body, effective not later than immediately prior to the Closing. The amounts set forth on the Participant Schedule and the Additional Participation Plan Amount (as determined in accordance with the terms of the Participation Plan and Section 3.2 hereof) shall fully satisfy and discharge any and all amounts due to Participants under the Participation Plan.

(h) Nothing in this Section 7.2 shall (i) be construed as an amendment or other modification of any Company Benefit Plan, (ii) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer, the Surviving Corporation or any of their Affiliates or under any benefit plan which Buyer, the Surviving Corporation or any of their Affiliates may maintain (including creating any right to enforce the provisions of this Agreement) or (iii) limit the right of Buyer, the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan.

Section 7.3 Retention of Books and Records. Buyer shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date (or, if later with respect to Tax matters, until sixty (60) days after the expiration of the applicable statute of limitations), and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at the Holder Representative’s expense, for legitimate business purposes during regular business hours and upon reasonable request and upon reasonable advance notice. After such seven (7)-year or longer period, the Holder Representative shall have the right, at its cost and expense, to remove and retain all or any part of such books and records as it may elect.

Section 7.4 Contact with Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the employees, customers, suppliers, distributors or licensors of the Company or the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or the Company’s Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Holder Representative. For the avoidance of doubt, this Section 7.4 shall not restrict Buyer from contacting or communicating with any such Persons that Buyer or any of its Subsidiaries has contacted in the ordinary course of business prior to the date hereof, solely with respect to matters unrelated to the transactions contemplated hereby, without revealing any information related thereto and subject to the terms of the Confidentiality Agreement.

Section 7.5 Conduct of Business. Buyer shall not, and shall not permit any of its Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied.

Section 7.6 Notes Redemption, Credit Agreement Pay-Off and Treatment of Capital Leases.

(a) On or prior to the Closing, at the written request of Buyer, the Company shall (i) furnish the trustee under the Indenture with an officers’ certificate in respect of the redemption of the Notes and prepare and deliver to the trustee under the Indenture a notice of redemption in form and substance reasonably satisfactory to Buyer (the “Notice of Redemption”) for all of the outstanding Notes, and (ii) take all other actions, other than the payment of amounts required to redeem the Notes or satisfy and discharge the Indenture (except to the extent such amounts have been provided by Buyer or Merger Sub to the Company at the Closing), and prepare all other documents as may be reasonably necessary to cause, at Buyer’s discretion, (A) the redemption of all outstanding Notes at the Closing or (B) if the Notes will not be redeemed in full at the Closing, the satisfaction and discharge of the Indenture at the Closing; provided, however, that such notice shall not be required to be issued by the Company prior to the Closing unless the redemption provided for in such notice is conditioned on the occurrence of the Closing. Upon delivery of the Notice of Redemption to the trustee under the Indenture, the Company shall provide to Buyer a true and correct copy of the Notice of Redemption.

(b) The Company shall deliver to Buyer, at least two (2) Business Days prior to the Closing, an executed pay-off letter in customary form reasonably acceptable to Buyer with respect to the Credit Agreement, which pay-off letter shall provide that upon receipt from or on behalf of the borrowers thereunder of the pay-off amount set forth in the pay-off letter, (i) the Funded Debt incurred pursuant to the Credit Agreement and instruments related thereto shall be satisfied, and all obligations of the lenders terminated (other than those that customarily survive in pay-off letters), (ii) all Liens relating to the assets, rights and properties of Company or any of its Subsidiaries granted pursuant to the Credit Agreement shall be released and terminated without any further action by the secured parties and (iii) the Company or its designee shall be entitled to file documents to reflect the release of such Liens.

(c) With respect to any capital lease where a default, event of default or termination right would occur as a result of the transactions contemplated hereby (which include all the capital leases set out in Schedule 4.4 hereto), the Company and Buyer shall each use reasonable best efforts to obtain the consent of the lessor party to any of such Company’s capital leases with respect to the transactions contemplated hereby (such that no default, event of default or termination will arise as a result thereof), and if such consent is not obtained, facilitate the prepayment or termination of such capital lease as of the Closing Date in accordance with the terms thereof; provided that, in no event shall this Section 7.6(c) require either party to pay any fee in connection with obtaining any such consent (it being understood that if the Company or any of its Subsidiaries agree to pay any such fee, payment of such fee shall be the responsibility of the Company). To the extent that obtaining any such lessor’s consent to an assignment of such capital lease to Buyer or United Rentals (North America), Inc. would not reasonably be expected to result in any additional cost to the Company or its Subsidiaries or materially delay the consummation of the transactions contemplated hereby in connection with obtaining any consent described in the foregoing sentence, the Company shall reasonably cooperate with Buyer to obtain such consent to assignment and any amendments to such capital lease related or incidental thereto.

Section 7.7 Financing Cooperation.

(a) Prior to the Closing, the Company shall use reasonable best efforts to provide to Buyer, at Buyer’s sole expense, all cooperation reasonably requested by Buyer in connection with the arrangement by Buyer or Merger Sub of any debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries) incurred in connection with the transactions contemplated hereunder (including the marketing efforts in connection therewith), the repayment and discharge of any existing indebtedness of the Company or its Subsidiaries (other than the payment of amounts required to repay and discharge such existing indebtedness), and the incurrence or refinancing of indebtedness by Buyer, as may be reasonably requested by Buyer, including by (i) furnishing Buyer and its financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, including access to and cooperation with the Company’s accountants (subject to the execution of customary work paper access letters if requested); provided, however, that the Company shall not be required to provide, and Buyer shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of such financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to all or any component of such financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with any debt financing by Buyer (provided that the scope and nature of financial information to be provided by the Company shall be subject to the limitations set forth in the foregoing clause (i)), (iii) during normal business hours and upon reasonable advance notice permitting Buyer’s financing sources and other prospective lenders a reasonable opportunity to evaluate the Company’s current assets, equipment, cash management and accounting system, policies and procedures relating thereto for the purpose of establishing collateral arrangements as of the Closing (including providing reasonable access to allow such lenders (or their agents or representatives) to conduct field examinations and appraisals), (iv) reasonably cooperating with Buyer’s financing sources and their respective agents with respect to their due diligence, including by giving reasonable access to documentation reasonably requested by Persons in connection with financing transactions, (v) furnishing Buyer and Buyer’s financing sources at least five (5) days prior to the Closing with all documentation and other information required by any Governmental Authority with respect to any debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, provided each request therefore was made at least ten (10) days prior to the Closing, (vi) arranging for customary pay-off letters, lien terminations and instruments of discharge to be delivered at least two (2) Business Days prior to Closing providing for the pay-off, discharge and termination at the Closing of all existing indebtedness of the Company or any of its Subsidiaries contemplated to be paid off, discharged and satisfied and/or terminated at the Closing, and (vii) facilitating the execution and delivery at the Closing of definitive documents related to any debt financing, including, to the extent not prohibited or restricted under applicable Law or any Contract of the Company or any of its Subsidiaries, the pledging of collateral and providing guarantees to Buyer’s financing sources at the Closing; provided that no such pledge or guarantee shall be effective prior to the Closing. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the syndication or marketing of any debt financing, provided that such logos are not used in a manner that would reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks.

(b) Notwithstanding anything to the contrary in this Section 7.7, neither the Company nor any of its Subsidiaries or Affiliates (nor any of their respective directors, officers, employees or other representatives) shall (i) be required to undertake any obligation or execute any agreement including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with any financing (other than customary authorization letters in connection with syndication efforts) that would be effective prior to the Closing and no obligation of any such Persons under any document, agreement or any other contract relating to any financing shall be operative unless and until the Effective Time occurs and (ii) be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the financing is obtained, (iii) be required to pay any fee (including any commitment or other fee) in connection with the any financing; (iv) be required to incur, and none of them shall have, any expense in connection with, or liability under, any loan agreement or any related document or any other agreement or document or contract related to any financing prior to the Closing other than in respect of expenses or liability reimbursable or indemnifiable pursuant to this Section 7.7(b); (v) be required to take any action, based on the advice of its legal counsel, that would violate its organizational documents or any Laws or that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party; (vi) have any obligation to provide any information, the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; (vii) be required to deliver or obtain opinions of internal or external counsel (other than customary opinions of counsel in connection with the repayment or discharge of existing indebtedness of the Company or its Subsidiaries); or (viii) be required to waive or amend any terms of this Agreement or any other Contract that they are a party to. Buyer shall (x) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries and its and their representatives contemplated by this Section 7.7 and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, employee and representatives from and against any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses suffered or incurred by them in connection with the arrangement of any debt financing (other than to the extent arising from gross negligence, fraud or intentional misrepresentation by the Company or its Subsidiaries in connection with the debt financing). Neither the Company nor any of its Subsidiaries shall have any liability to Buyer or Merger Sub in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 7.7 (other than to the extent arising from gross negligence, fraud or intentional misrepresentation by the Company or its Subsidiaries). Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 9.2(b), as it applies to the Company’s obligations under this Section 7.7, shall be deemed satisfied unless the Company has knowingly and willfully materially breached its obligations under this Section 7.7 and such breach has been the primary cause of the financing not being obtained.

(c) Buyer shall take all actions reasonably necessary to obtain debt financing sufficient to fund amounts payable under this Agreement at the Closing, including Sections 3.2 and 3.4, to the extent such debt financing is necessary or reasonably anticipated to be necessary for Buyer to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement.

ARTICLE VIII.

JOINT COVENANTS

Section 8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger and (c) take such other action as may reasonably be necessary to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Buyer and the Company shall each, and shall each cause their respective Subsidiaries to, reasonably cooperate to obtain consents and provide notices to the extent required in connection with the transactions contemplated hereby pursuant to the terms of the leases of real property set forth on Schedule 8.1; provided that in no event shall any failure to obtain any such consent result in the failure of any closing condition to be satisfied. Notwithstanding the foregoing, in no event shall Buyer

(except as expressly set forth in this Agreement, including Section 8.2), the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.

Section 8.2 HSR Act and Foreign Antitrust Approvals.

(a) In connection with the transactions contemplated by this Agreement, each of Buyer and the Company shall (and, to the extent required, each shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings or start pre-notification proceedings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Each of Buyer and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable and substantially comply with any Antitrust Information or Document Requests made of it or any of its Affiliates.

(b) Each of Buyer and the Company shall exercise its reasonable best efforts and take all necessary steps to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition Laws, in each case, as soon as practicable (but in any event prior to the Termination Date), (ii) furnish to the other party all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement, and (iii) otherwise cooperate with the other party in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of the HSR Act, any antitrust Law or any similar foreign Law, Buyer shall (and shall cause its Affiliates to) use reasonable best efforts to take all necessary steps (x) to contest and resist any such Action, including to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement, and (y) to take promptly any and all steps necessary to have vacated, lifted, reversed or overturned as soon as practicable (but in any event prior to the Termination Date) any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, and the Company shall reasonably cooperate with Buyer in connection with the foregoing.

(c) In furtherance of and without limiting the foregoing, Buyer shall, and shall cause its Affiliates to, cooperate in good faith with the Antitrust Authorities and undertake promptly any and all actions necessary, proper or advisable to satisfy the conditions set forth in

Sections 9.1(a) and 9.1(b) and to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date).

(d) Subject to the obligations set forth in this Section 8.2, Buyer shall have the right to devise and implement the strategy and timing for obtaining clearance under the HSR Act in connection with the Merger or the other transactions contemplated by this Agreement and shall take the lead in all communications with any Governmental Authority in connection with obtaining such clearance; provided, however that Buyer shall consult in advance with the Company and take the Company’s view into account in good faith regarding the overall strategy and timing and the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party hereto (or any of their respective Affiliates) in connection with proceedings under or relating to the HSR Act prior to their submission, in each case, in connection with the transactions contemplated by this Agreement. Buyer shall promptly notify the Company and the Holder Representative, and the Company shall promptly notify Buyer, upon receipt of any substantive communication from any Governmental Authority or (to the extent related to antitrust or competition Laws or related approvals or clearances) any other Person with respect to the transactions contemplated by this Agreement, and each of Buyer and the Company shall permit counsel to the other party an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer or the Company (as applicable) and/or its Affiliates to any Governmental Authority or other such Person concerning the transactions contemplated by this Agreement; provided, however, that each of Buyer and the Company may redact from the copies of such proposed communications provided to counsel to the other party any competitively sensitive proprietary information of Buyer or the Company (as applicable). Buyer agrees to provide the Company, the Holder Representative and their counsel, and the Company and the Holder Representative agree to provide Buyer and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer or the Company (as applicable) and/or any of its Affiliates, agents or advisors, on the one hand, and any third party or Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Notwithstanding the foregoing, in connection with the performance of each party’s respective obligations pursuant to this Section 8.2, the Company, Buyer and Merger Sub may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 8.2 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials, the Company, Buyer or Merger Sub, as the case may be, or its legal counsel.

(e) Nothing in this Agreement, including this Section 8.2, shall require, or be construed to require, Buyer to agree or be required to sell, divest, license, transfer, dispose of or encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber any assets, licenses, operations, rights, product lines, business or interest therein of Buyer or any of its respective Affiliates or to agree or be required to be subject to any changes or restrictions on, or other impairment of Buyer’s ability to own, operate or take any other actions with respect to any of such assets, licenses, operations, rights, product lines, businesses or interests therein.

(f) Buyer shall be solely responsible for and pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

Section 8.3 Escrow Agreement. Each of the Company, the Holder Representative and Buyer shall execute and deliver to one another, at the Closing, the Escrow Agreement in the form attached hereto as Annex D (the “Escrow Agreement”).

Section 8.4 Stockholder Approval. Promptly (and in any event within 24 hours) after the execution and delivery of this Agreement, the Company shall deliver to Buyer the written consents of holders of at least 99.5% of the shares of Common Stock to adopt this Agreement and approve the Merger and the other transactions contemplated hereby (the “Merger Consent”). The Holder Representative shall cause its Affiliates party to the Stockholders Agreement to enforce their rights under Section 5 thereof prior to the Closing to the extent require to compel compliance with the terms thereof by the other parties thereto. If any of the Pre-Closing Holders do not sign the Merger Consent prior to its delivery to Buyer, the Company shall promptly (i) comply with all applicable disclosure requirements under the Company’s certificate of incorporation and bylaws and under applicable Law (including Sections 228 and 262 of the DGCL) and (ii) provide a copy of any disclosure document and related materials to Buyer a reasonable period of time prior to the dispatch thereof and consider in good faith any comments proposed by Buyer. The Company shall provide copies of any additional written consents received from holders of Common Stock to Buyer. Immediately following the execution and delivery of this Agreement, Buyer, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the related transactions contemplated hereby in accordance with the DGCL and Merger Sub’s certificate of incorporation and bylaws.

Section 8.5 Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to the Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

(b) There shall not be in force any injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of the Merger.

(c) The Merger Consent shall have been validly obtained under the DGCL and the Company’s certificate of incorporation and bylaws and delivered to Buyer.

Section 9.2 Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Sub:

(a) Each of the representations and warranties of the Company contained in Article IV (other than the Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any failure of such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Fundamental Representations shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, in each case other than de minimis inaccuracies.

(b) Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Buyer a certificate signed by an authorized officer on behalf of the Company, dated as of the Closing Date, certifying, to the knowledge and belief of such authorized officer, that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

Section 9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Buyer and Merger Sub contained in this Article V, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(b) Each of the covenants of Buyer and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Buyer shall have delivered to the Company a certificate signed by an authorized officer on behalf of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

Section 9.4 Waiver of Conditions; Frustration of Conditions. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Buyer or Merger Sub, on the other hand, respectively, to use reasonable best efforts to comply with its obligations under this Agreement.

ARTICLE X.

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a) by mutual written consent of the Company and Buyer;

(b) by written notice to the Company from Buyer if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii) the Closing has not occurred on or before December 15, 2018 (subject to (A) Sections 10.1(b)(i), 10.1(c)(i) and 12.15 and (B) the proviso to this clause (ii), the “Termination Date”), unless Buyer’s or Merger Sub’s willful breach of any representation, warranty, covenant or agreement set forth in this Agreement is the primary reason for the Closing not occurring on or before such date; provided, however, that if the conditions set forth in Section 9.1(a) (or, with respect to matters addressed in Section 9.1(a), Section 9.1(b)) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended from time to time by written notice to Buyer from the Company to a date not beyond May 29, 2019; or

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(c) by written notice to Buyer from the Company if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to exercise such reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective and the Termination Date shall automatically be extended until the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period;

(ii) the Closing has not occurred on or before the Termination Date, unless the Company’s willful breach of any representation, warranty, covenant or agreement set forth in this Agreement is the primary reason for the Closing not occurring on or before such date; provided, however, that if the conditions set forth in Section 9.1(a) (or, with respect to matters addressed in Section 9.1(a), Section 9.1(b)) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by written notice to the Company from Buyer to a date not beyond May 29, 2019; or

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

Section 10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2 or in Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Company, Buyer or Merger Sub, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided, however, that, for purposes of the foregoing, the parties acknowledge and agree that a failure of Buyer or Merger Sub to consummate the Merger at such time as required by this Agreement shall constitute an intentional and willful breach of this Agreement by Buyer or Merger Sub whether or not Buyer and Merger Sub had sufficient funds available to consummate the Merger. In determining losses or damages recoverable upon termination by a party hereto (or, subject to Section 10.3, the Termination Date Holders) for the other party’s intentional and willful breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party or, in the case of the Company, the holders of Common Stock (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such party or, as provided in Section 10.3, the Termination Date Holders in respect of shares of Common Stock. The provisions of this Section 10.2 and Section 10.3, Articles XI and XII, and the Confidentiality Agreement, shall survive any termination of this Agreement. The Company, Buyer and Merger Sub acknowledge and agree that the agreements contained in this Section 10.2 and Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Merger Sub nor the Company would enter into this Agreement.

Section 10.3 Entitlement to Damages.

(a) The parties hereto acknowledge and agree that, in the event of a termination of this Agreement, to the extent Buyer or Merger Sub are required to pay damages in an amount that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Holder Damages”) represents an amount of damages payable in respect of losses suffered by the Termination Date Holders in respect of shares of Common Stock. Accordingly, in the event damages are payable pursuant to this Article X, the Holder Representative shall, in its sole and absolute discretion, determine the extent, if any, to which such damages constitute Holder Damages, and Buyer or Merger Sub, as applicable, shall pay such Holder Damages to the Holder Representative for the account of, and as agent to, the Termination Date Holders, to one or more accounts designated in writing by the Holder Representative.

(b) For the purposes of this Agreement, each Person who holds one or more shares of Common Stock as of 11:59 p.m. (Eastern time) on the date on which this Agreement is terminated shall be deemed to be a “Termination Date Holder”.

(c) Promptly after the payment of the Holder Damages to the Holder Representative in accordance with Section 10.3(a), the Holder Representative shall distribute the Holder Damages to the Termination Date Holders, pro rata in accordance with their respective Termination Percentages, subject to any applicable withholding. For the purposes of this Agreement, “Termination Percentage” means, with respect to any Termination Date Holder, a ratio (expressed as a percentage) equal to (x) the number of shares of Common Stock held by such holder as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement, divided by (y) the aggregate number of shares of Common Stock held by all holders as of 11:59 p.m. (Eastern time) on the date of termination of this Agreement.

(d) Notwithstanding anything to the contrary in this Section 10.3, claims for Holder Damages shall be brought solely by the Holder Representative, on behalf of and as agent to the Termination Date Holders.

ARTICLE XI.

HOLDER REPRESENTATIVE

Section 11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Stock for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated Platinum Equity Advisors, LLC as the initial Holder Representative, and approval of this Agreement by the holders of at least a majority of the shares of Common Stock shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Common Shares immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination) (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Common Stock.

Section 11.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Representative Expenses and to pay such Holder Representative Expenses in accordance with Section 3.5, (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders, (iii) in connection with a termination of this Agreement, determine the Holder Damages, if any, negotiate with Buyer with respect to such Holder Damages and collect and distribute (and withhold from, if applicable) such Holder Damages in accordance with Section 10.3 and (iv) negotiate and compromise on behalf of the Pre-Closing Holders with Buyer any claims asserted hereunder and to authorize payments to be made with respect thereto. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their respective successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to Buyer, the Company or any Participant, holder of Common Stock, or any Termination Date Holder, with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Sections 3.5 or 10.3 and has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Sections 3.5 or 10.3, released from the Escrow Funds for the benefit of Pre-Closing Holders or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable and documented out-of-pocket expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification from the holders of the Common Stock against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 3.5 exceed the Holder Representative Expenses, prior to the final release of the Escrow Funds, the Holder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement (or otherwise cause such excess amount to be disbursed) to the Pre-Closing Holders as Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount become part of the Escrow Funds or otherwise become payable to Buyer.

Section 11.3 Reliance by Buyer. Each holder of Common Stock agrees that Buyer, Merger Sub and the Surviving Corporation shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, the Holder Representative under or pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement has been unconditionally authorized by the holders of Common Stock to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each holder of Common Stock agrees not to institute any claim, lawsuit, arbitration or other proceeding against Buyer, Merger Sub or the Surviving Corporation alleging that the Holder Representative did not have the authority to act as the Holder Representative on behalf of the holders of the Common Stock in connection with any such action, omission or execution. For the avoidance of doubt, the provisions of this Article XI shall in no way impose any obligations on Buyer or any of its Affiliates. In particular, notwithstanding any notice received by Buyer or its Affiliates to the contrary, Buyer and its Affiliates shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to any holders of Common Stock with respect to actions, decisions or determinations of the Holder Representative.

Section 11.4 Non-Solicitation. From the date hereof until the date that is one (1) year from the Closing Date (the “Restricted Period”), the Holder Representative agrees (and agrees to cause its Affiliates (other than the Company and its Subsidiaries)) not to, without the prior written consent of Buyer, directly or indirectly through any of its Subsidiaries or Affiliates (other than the Company and its Subsidiaries), solicit to employ or cause to be solicited for employment, any of the individuals set forth on Schedule 11.4 (“Protected Individuals”); provided, however, that the foregoing provision will not prevent the Holder Representative or any of its Affiliates from (a) engaging in any general solicitation for employment, including placing any advertisement or soliciting employees through a recruiting firm, so long as the Holder Representative or its Affiliates do not direct such general solicitation toward any Protected Employee, or (b) hiring or soliciting or causing to be solicited any such person not then employed by the Company, Buyer or any of their respective Subsidiaries.

ARTICLE XII.

MISCELLANEOUS

Section 12.1 Survival. None of the representations or warranties or (other than Articles II, III, X, XI and XII and Sections 7.1, 7.2 and 7.3 and Buyer’s expense reimbursement and indemnification obligations under Section 7.7, which shall survive in accordance with their terms) the covenants or agreements contained in this Agreement, or in any certificate delivered by any of the parties hereto at Closing, shall survive the Effective Time.

Section 12.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or, subject to Section 12.11, agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights, powers or remedies otherwise available.

Section 12.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iii) when transmitted by facsimile or email (in each case in this clause (iii), if transmitted prior to 6 p.m. E.T., otherwise the next Business Day after such transmission), addressed as follows:

(a) If to Buyer or Merger Sub, to:

United Rentals, Inc.

100 First Stamford Place, Suite 700

Stamford, CT 06902

Attention:         Joli L. Gross

Email:               jgross@ur.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:         Francis J. Aquila

Email:               aquilaf@sullcrom.com

(b) If to the Company, prior to the Closing, to:

Vander Holding Corporation

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Attention:         Louis Samson

Email:               LSamson@platinumequity.com

and

Vander Holding Corporation

c/o Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention:         Kris Agarwal

Email:               kagarwal@platinumequity.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention:         David I. Brown; J. Cory Tull

Email:               David.Brown@lw.com; Cory.Tull@lw.com

and to the Holder Representative.

(c) If to the Holder Representative, to:

Platinum Equity Advisors, LLC

c/o Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention:         Kris Agarwal

Email:               kagarwal@platinumequity.com

and

Platinum Equity Advisors, LLC

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Attention:          Louis Samson

E mail:               LSamson@platinumequity.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention:         David I. Brown; J. Cory Tull

Email:               David.Brown@lw.com; Cory.Tull@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

Section 12.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons and Other Indemnitors (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.1, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Articles II and III, (iii) the Termination Date Holders are intended third-party beneficiaries of the obligations of Buyer and Merger Sub hereunder and, in the event of a termination of this Agreement, the Holder Representative shall be entitled to enforce the right of the Termination Date Holders to recover for breach of such obligations under Sections 10.2 and 10.3, (iv) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16, and (v) Prior Company Counsel and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 12.17.

Section 12.6 Expenses. Except as set forth in Section 3.2(d), each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.5 or Section 10.3), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.4; provided, further, that Buyer shall (a) bear and shall timely pay any and all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes arising as a result of the Merger or the other transactions contemplated hereby (collectively, the “Transfer Taxes”); provided, that 50% of the amount of such Transfer Taxes shall be included as “Transaction Expenses” pursuant to clause (ii) of the definition thereof, and (b) pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement in accordance with Section 8.2(f); provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby, and (ii) Buyer shall pay all fees and expenses in connection with any financing arranged by Buyer to fund amounts payable under this Agreement at the Closing regardless of whether such fees and expenses were to be incurred by the Company or any of its Subsidiaries.

Section 12.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section, subsection or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections, subsections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Exchange Agreement, the Escrow Agreement and that certain Confidentiality Agreement dated as of June 25, 2015, as amended and supplemented by the letter agreements dated February 26, 2018 and July 15, 2018, between Buyer and BlueLine Rental, LLC (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the Escrow Agreement, the Exchange Agreement and the Confidentiality Agreement.

Section 12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each party hereto in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.11 to the extent permitted under Section 251(d) of the DGCL.

Section 12.12 Publicity. The Company and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that (i) each of the Company and its Subsidiaries and Buyer and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as such party may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which such party is a party and (ii) each of the Company and Buyer may make public announcements or press releases as required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of a Governmental Authority. Notwithstanding the foregoing, Buyer and the Company shall cooperate in good faith to prepare a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the date of this Agreement and a joint press release to be issued on the Closing Date. The Company, Buyer and Merger Sub agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial or securities reporting obligations; provided, that, to the extent permitted by applicable Law, the party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such disclosure; provided, further that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the consummation of the transactions contemplated by this Agreement(so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 12.12 or such confidentiality obligations by the recipients of its disclosure). The Company and Buyer further acknowledge and agree that, (a) the Company may disclose such terms and the existence of this Agreement and the transactions contemplated hereby (and may provide a copy of this Agreement) to its stockholders and the Participants and (b) the Holder Representative and its Affiliates may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors in connection with their fundraising and reporting activities.

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14(a).

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 12.14(b).

Section 12.15 Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action. The remedies available to each party hereto pursuant to this Section 12.15 shall be in addition to any other remedy to which it is entitled at law or in equity.

Section 12.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Buyer or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the initial Holder Representative, one or more Pre-Closing Holders, the Company, its Subsidiaries and other Affiliates of the Company, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Company Counsel may (i) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (ii) be currently representing Buyer, the Company or any of their respective Affiliates. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information relevant to such Post-Closing Representation learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries and/or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries.

(b) Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”) made prior to the Closing, including in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by the Holder Representative, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 12.17(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any such advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall use reasonable best efforts (and shall cause its Affiliates to use reasonable best efforts) to assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Holder Representative.

(c) Privileged Materials. The parties hereto acknowledge that it would be impractical to remove from the records of the Company all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”). Buyer hereby agrees that it and its Affiliates (including the Company following the Closing) shall not use, examine, rely upon or knowingly access such Privileged Materials that may remain in the records of the Surviving Corporation or its Subsidiaries, and the parties agree that no Pre-Closing Privilege is waived or intended to be waived by allowing Privileged Materials to remain in the files of the Surviving Corporation or its Subsidiaries. Absent the prior written consent of the Holder Representative, neither Buyer nor (following the Closing) the Company shall have a right of access to Privileged Materials.

(d) Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 12.17 shall be irrevocable, and no term of this Section 12.17 may be amended, waived or modified, without the prior written consent of the Holder Representative and its Affiliates and Prior Company Counsel affected thereby.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

UNITED RENTALS, INC.

By:	/s/ Michael J. Kneeland

Name:	Michael J. Kneeland
Title:	Chief Executive Officer

UR MERGER SUB V CORPORATION

By:	/s/ Michael J. Kneeland
Name:	Michael J. Kneeland
Title:	Chief Executive Officer

VANDER HOLDING CORPORATION

By:	/s/ Eva M. Kalawski

Name:	Eva M. Kalawski
Title:	Vice President and Assistant Secretary

PLATINUM EQUITY ADVISORS, LLC, solely in its capacity as the initial Holder Representative hereunder

By:	/s/ Eva M. Kalawski

Name:	Eva M. Kalawski
Title:	Executive Vice President, Special Counsel and Assistant Secretary

ANNEX A

CERTIFICATE OF MERGER

OF

UR MERGER SUB V CORPORATION

WITH AND INTO

VANDER HOLDING CORPORATION

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Vander Holding Corporation, a Delaware corporation (the “Corporation”), hereby certifies the following information relating to the merger of UR Merger Sub V Corporation, a Delaware corporation, with and into the Corporation (the “Merger”):

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
UR Merger Sub V Corporation	Delaware
Vander Holding Corporation	Delaware

SECOND: The Agreement and Plan of Merger (the “Merger Agreement”), dated as of September [        ], 2018, by and among each of the Constituent Corporations, United Rentals, Inc., a Delaware corporation, and the representative named therein, was approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and by the written consent of their respective stockholders in accordance with Section 228 of the DGCL).

THIRD: The Corporation will continue as the corporation surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation following the Effective Time (as defined below) shall be Vander Holding Corporation.

FOURTH: Upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”), the certificate of incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 100 First Stamford Place, Suite 700, Stamford, CT 06902, and a copy thereof will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH: This Certificate of Merger, and the Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to Section 103 and 251(c) of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of the          day of                 , 2018.

VANDER HOLDING CORPORATION

By:
Name:
Title:

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VANDER HOLDING CORPORATION

ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VANDER HOLDING CORPORATION

ARTICLE I

NAME

The name of the corporation is “Vander Holding Corporation” (the “Corporation”).

ARTICLE II

DURATION

The Corporation shall have a perpetual existence. This document shall become effective when filed by the Secretary of State of the State of Delaware.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

COMMON STOCK

The total number of shares of common stock that the Corporation shall have authority to issue is 1,000, and the par value of each such shares is $0.01. All shares of common stock are to be of one class.

ARTICLE V

ACTION BY WRITTEN CONSENT

Any action required to, or that may, be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE VI

LIABILITY OF GOVERNING PERSON

The Corporation shall indemnify and, upon request, advance expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim whether civil, criminal, administrative or investigative, by reason of the fact that such person is a current, former or prospective director, officer, employee or agent of the Corporation, or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of any corporation, partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the DGCL as it exists or may hereafter be amended; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw provision, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. To the fullest extent permitted by the laws of the State of Delaware, no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s or duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, as the same exists or hereafter may be amended or (D) for any transaction for which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to, or modification or repeal of, this ARTICLE VI shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VII

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE VIII

WRITTEN BALLOT

Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE IX

DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (as the same may be amended from time to time, this “Certificate”), the number of directors of the Corporation shall be fixed from time to time by the bylaws of the Corporation or amendment thereof duly adopted by the board of directors or by the stockholders.

B. All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate in the board of directors of the Corporation, are hereby conferred upon the board of directors of the Corporation.

C. Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred herein and by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE X

AMENDMENTS

Except as otherwise provided in ARTICLE VI of this Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate and the Corporation’s bylaws, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by Section 203 of the DGCL.

*    *    *    *    *

ANNEX C

LETTER OF TRANSMITTAL

To accompany Certificates of Common Stock of

VANDER HOLDING CORPORATION

(See Instructions Enclosed Herein)

Name, Address & Telephone Number of Registered Holder(s) (as they appear on the Certificate(s) and the Stock Records)	Certificate Number(s)	Number of Shares Represented by Certificate(s)

Total Shares

Please fill in certificate(s) surrendered (attach separate schedule if necessary)    ☐ Check here if all or part of your shares are lost.

1.

In accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September [___], 2018, by and among United Rentals, Inc., a Delaware corporation (“Buyer”), UR Merger Sub V Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Vander Holding Corporation, a Delaware corporation (the “Company”), and Platinum Equity Advisors, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative under the Merger Agreement, the certificate(s) for the above shares of Class A Voting Common Stock, par value $0.01 per share, of the Company or Class B Non-Voting Common Stock, par value $0.01 per share, of the Company, as applicable (“Common Stock”) (is/are) delivered herewith in exchange for a right, at the Closing (as defined in the Merger Agreement), to receive a portion of the Merger Consideration (as defined in Section 3.1(c) of the Merger Agreement). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

2.	The undersigned hereby represents and warrants that:

a.

as of immediately prior to the Effective Time, the undersigned was the record owner of and had good and valid title to the shares of Common Stock delivered hereby, free and clear of all Liens, and such shares of Common Stock are not subject to any adverse claim;

b.

the undersigned has full power and authority to execute and deliver this Letter of Transmittal and deliver and, at the Closing, as specified in paragraph 5 below, surrender the shares of Common Stock delivered hereby; and

c.

the execution, delivery and performance of this Letter of Transmittal by the undersigned has been duly and validly authorized by all necessary action on the part of the undersigned, and this Letter of Transmittal constitutes a legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms, subject to the Remedies Exception.

3.

The undersigned understands and agrees that the method of delivery of the shares of Common Stock and this Letter of Transmittal is at the election and risk of the holder of such shares of Common Stock. If the undersigned chooses to deliver such shares by mail, registered mail with return receipt requested, properly insured, is recommended.

4.

In order to receive payment on the Closing Date of the consideration to which you are entitled in respect of the shares represented by your certificate(s), your certificate(s) must be received together with a properly completed Letter of Transmittal and Form W-8 or Form W-9 (if applicable) by the Exchange Agent no later than two (2) business days prior to the Closing.

5.

Notwithstanding anything to the contrary herein, delivery of the certificates according to the terms hereof shall not constitute surrender thereof unless and until the Closing has occurred. If the Merger Agreement is terminated prior to the Closing or the Closing does not occur for any other reason whatsoever, the undersigned acknowledges and agrees that any of the undersigned’s certificates received by the Exchange Agent may be returned to the undersigned in accordance with Instruction 8.

6.

Effective upon the Closing, the undersigned, on behalf of itself and each of its executors, heirs, administrators, predecessors, successors and assigns (collectively, the “Releasing Parties”), (x) agrees that the Company, Buyer, Merger Sub and each of their respective Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) and each of their respective officers, directors, employees, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Released Entities”) shall not have any liability, obligation or responsibility to any of the Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters relating to, directly or indirectly, (I) the Common Stock or (II) any fiduciary duties owed by the Company or its directors to the undersigned in connection with the undersigned’s ownership of the Common Stock occurring at or prior to the Effective Time, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown (collectively, but excluding the matters referred to in clauses (i) through (iii) below, the “Released Claims”), and (y) hereby irrevocably and unconditionally releases, waives and discharges each of the Released Entities from any and all obligations, responsibilities, liabilities and debts to any of the Releasing Parties with respect to the Released Claims, with the exception of, in each case, with respect to the applicable Released Entity: (i) any obligations or liabilities arising out of or relating to the Merger Agreement, any Letter of Transmittal, and any of the other Related Documents; (ii) reimbursements for business expenses incurred and documented in compliance with the Company’s policies in effect immediately prior to the Closing Date and consistent with prior expenditures; and (iii) claims (in such capacity) of any employee, officer or director of the Company or any of its Subsidiaries. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 4, the Released Claims shall include any liabilities, debts or obligations of the Released Entities under the Corporate Advisory Services Agreement by and between the Company and Platinum Equity Advisors, LLC, dated January 31, 2014 (except for amounts that are Transaction Expenses or Holder Representative Expenses). The undersigned, on behalf of himself, herself or itself and the Releasors, hereby irrevocably covenants to refrain, from and after the Effective Time, from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based on or arising from any of the Released Claims.

7.

The undersigned hereby (i) irrevocably (except as set forth in the Merger Agreement) appoints and constitutes Platinum Equity Advisors, LLC as the initial Holder Representative and the true and lawful agent and attorney-in-fact of the undersigned with respect to the Common Stock with full power in the substitution to represent the undersigned with respect to all matters arising under the Merger Agreement and the Escrow Agreement, with all power and authority set forth in and contemplated by the Merger Agreement and the Escrow Agreement, (ii) acknowledges that the undersigned shall be bound by all actions taken by the Holder Representative in connection with or related to the matters set forth in or reasonably contemplated by the Merger Agreement and the Escrow Agreement, and hereby adopts, ratifies, confirms and approves in all respects all such actions and (iii) acknowledges and agrees to the limitations on the Holder Representative’s liability set forth in the Merger Agreement and the Escrow Agreement. The power of attorney granted herein by the undersigned shall be irrevocable and coupled with an interest.

8.	The undersigned hereby acknowledges that the undersigned has read the Instructions accompanying this Letter of Transmittal.

9.

The provisions of this Letter of Transmittal shall be binding upon the undersigned and the successors, assigns, heirs, executors, administrators, and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned; provided, that the undersigned may not assign, delegate or otherwise transfer any of its rights or obligations under this Letter of Transmittal without the prior written consent of Buyer, the Company and the Holder Representative. Nothing expressed or implied herein is intended, nor shall be construed, to confer upon or give any Person other than the undersigned and the parties to the Merger Agreement (including Buyer and the Holder Representative) and their respective successors, assigns, heirs, executors, administrators, and legal representatives (including, for the avoidance of doubt, the Surviving Corporation) any right, remedy, obligation or liability under or by reason of this Letter of Transmittal, or result in any such other Person being deemed a third party beneficiary of this Letter of Transmittal.

10.	This Letter of Transmittal may not be terminated, modified or amended without the prior written consent of Buyer, the Company, the undersigned and the Holder Representative.

11.	Sections 12.7, 12.14(a) and 12.14(b) of the Merger Agreement are hereby incorporated by reference, mutatis mutandis.

SPECIAL DELIVERY INSTRUCTIONS	SPECIAL ISSUANCE INSTRUCTIONS

(Please see Instructions 2, 3 and 4 on enclosed instructions)	(Please see Instructions 2, 3 and 4 on enclosed instructions)

To be completed ONLY if check is to be issued to the holder(s) but delivered to someone other than the holder(s). Mail to:	To be completed ONLY if check is to be issued and delivered to someone other than the holder(s). Issue and Mail to:

Name	Name
(Please Print)	(Please Print)

Address	Address

Zip	Zip

Daytime Telephone No.	Daytime Telephone No.

Wire Instructions: Bank:______________________________    ABA Number:___________________________

Account Name(s):_______________________________________________    Account Number:_______________

Additional text for Wire Instructions:________________________________________________________________

Signature(s) of Owner(s):_________________________________________________________________________

Name(s) of Owner(s):____________________________________________________________________________

                                                     (Please Print)

Capacity:____________________________________        Daytime Telephone Number:______________________

                              (full title)

Address:_______________________________________________________________________________________

                                                      (include city, state and zip code)

Dated:________________________________

GUARANTEE OF SIGNATURE(S) (Please see Instruction 3 on enclosed instructions to determine if this is applicable)

Authorized Signature of Registered Holder:_______________________________________________________________

Name:_____________________________________________________________________________________________

Title:______________________________________________________________________________________________

Name of Firm:______________________________________________________________________________________

Address:___________________________________________________________________________________________
(Including Zip Code)

Area Code and Daytime Telephone Number:______________________________________________________________

Date:______________________________________________________________________________________________

[Remainder of page intentionally left blank]

INSTRUCTIONS

(Forming a part of the Terms and Conditions of the transaction)

1. DO NOT ENDORSE your certificate(s) or accompany it with any stock power other than this Letter of Transmittal if your Common Stock certificate(s) is/are registered in the name(s) of the person(s) executing the Letter of Transmittal and no special issuance instructions are provided.

2. You have the option of receiving a check for your portion of the Merger Consideration or having such funds sent by wire transfer directly into your account. If you wish for a check to be issued in the name of the holder(s) but delivered to someone other than the holder(s), complete the box marked “Special Delivery Instructions.” If you wish your check to be issued and delivered to someone other than the registered holder(s), complete the box marked “Special Issuance Instructions.” If both of these boxes are left blank and wire instructions are not provided, a check will be issued in the name of, and delivered to, the registered holder(s) at the address set forth for such holder in the Letter of Transmittal.

Note: If you have given special issuance instructions, please read instruction 3 below.

3. If your Common Stock is not registered in the name of the person(s) executing this Letter of Transmittal or other written instructions, the Common Stock must be accompanied by a stock power or other appropriate instruments of transfer and payment for, or evidence of payment of, any applicable transfer taxes. The signature(s) on the Letter of Transmittal must conform exactly with the name(s) on the instrument of transfer. In addition, signature(s) to the instrument of transfer must be guaranteed in the “Guarantee of Signature” box by the registered holder of the Common Stock. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Common Stock covered by the Letter of Transmittal.

4. The signature(s) required on the Letter of Transmittal must be the signature(s) of the stockholders exactly as the name(s) appears on the certificate(s), or, if the certificate(s) has been assigned, the signature(s) must be the signature(s) of the assignee(s), exactly as such assignee’s name appears on the instrument of assignment. If any signature is made by a corporation or a person acting as executor, administrator, guardian, trustee or attorney-in-fact or in any other fiduciary or representative capacity, appropriate evidence of the authority of such person to assign, sell or transfer must be forwarded with the delivered certificate(s).

5. If your certificate(s) is/are lost, stolen or destroyed, please check the box under your name on the Letter of Transmittal. The Company will place a stop order on the certificate(s) and will send you the appropriate documents (in form and substance reasonably acceptable to Buyer) to be completed in order to replace the certificate(s).

6. The Internal Revenue Service requires that you provide a completed Form W-9 or applicable Form W-8. Please see the attached Form W-9 and the instructions thereto. Forms W-8 are available from the website of the Internal Revenue Service (www.irs.gov). Failure to complete and return a Form W-9 or applicable Form W-8 may result in backup withholding of 24% with respect to any payments made to you in connection with the transactions contemplated by the Merger Agreement. Please review the enclosed Form W-9 and instructions for additional details.

7. Please mail this Letter of Transmittal, together with a Form W-9 or applicable Form W-8, on or prior to [          ], 2018 to [          ] at the following address:

[INSERT EXCHANGE AGENT CONTACT INFORMATION]

8. If the Merger Agreement is terminated prior to the Closing, the Common Stock will not be converted into the right to receive Merger Consideration. Accordingly, if the Merger Agreement is so terminated, the Company will return to the undersigned any certificates previously received by the Company with this Letter of Transmittal. Unless the Company and the undersigned expressly agree in writing to the contrary, the Company will return such certificates to the address set forth for the registered holder in this Letter of Transmittal or, if the Special Delivery Instructions or Special Issuance Instructions are completed, the address set forth therein.

SEE ATTACHED FORM W-9 TO BE COMPLETED BY ALL U.S. HOLDERS

(See Instructions 6 and 7)

ANNEX D

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”), dated as of [__________], 2018, is entered into by and among Platinum Equity Partners, LLC, a Delaware limited liability company (the “Holder Representative”), United Rentals, Inc., a Delaware corporation (“Buyer,” and together with the Holder Representative, the “Parties,” and each individually, a “Party”), and Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, Buyer, the Holder Representative, Vander Holding Corporation, a Delaware corporation (the “Company”), and UR Merger Sub V Corporation, a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Sub”), are parties to that certain Agreement and Plan of Merger (as amended, supplemented or modified from time to time, the “Merger Agreement”), providing for, among other things, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company at the Effective Time, with the Company continuing as the surviving entity and a wholly owned Subsidiary of Buyer;

WHEREAS, Section 3.2(d) of the Merger Agreement provides that, at the Closing, Buyer shall pay to the Escrow Agent cash in an amount equal to $10,000,000 (the “Escrow Amount”) to be held and distributed in accordance with the terms of this Escrow Agreement and the Merger Agreement; and

WHEREAS, unless otherwise specified, capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Amount. Concurrently with the Closing, Buyer shall deliver to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds, to be held in a segregated account maintained and established by the Escrow Agent on the terms and subject to the conditions set forth in this Escrow Agreement (the “Escrow Account”).

Section 1.2. Investments.

(a) The Escrow Agent shall invest the Escrow Amount, including any and all interest and investment income, in accordance with joint written instructions provided to the Escrow Agent and signed by an Authorized Representative (as defined below) of each of the Parties. In the absence of written investment instructions from the Parties, the Escrow Agent shall deposit and invest the Escrow Amount, including any and all interest and investment income, in the M&T Bank Corporate Deposit Account, which is further described on Exhibit A hereto. Any investment earnings and income on the Escrow Amount shall become part of the Escrow Amount, and shall be disbursed in accordance with Section 1.3 of this Escrow Agreement.

(b) Subject to Section 1.2(a), the Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under, and in accordance with, this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made in good faith in accordance with instructions on which it is authorized to rely pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3. Disbursements.

(a) If the Escrow Agent receives either (i) a joint written instruction signed by an authorized representative of each of the Holder Representative and Buyer (as set forth on Exhibits B-1 and B-2, respectively, as such Exhibits may be amended from time to time by notice given pursuant to Section 4.3 by the Holder Representative and Buyer, respectively) (an “Authorized Representative”) directing the Escrow Agent as to payment of all or any part of the Escrow Amount or (ii) a final, non-appealable decision of any court of competent jurisdiction directing the Escrow Agent to release the Escrow Amount in accordance with such decision, the Escrow Agent shall, as soon as practicable, but in all events within two (2) Business Days, after receipt of such joint written instruction or decision pay such amount from the Escrow Amount in the applicable Escrow Account (including any interest or profits thereon) as directed in such joint written instruction or decision.

(b) With respect to any release of funds from the Escrow Amount (other than pursuant to a decision of a court in accordance with Section 1.3(a)(ii)), the Escrow Agent shall (i) send a confirmatory notice to an Authorized Representative of each of the Holder Representative and Buyer of the pending disbursement of Escrow Amount showing the amount to be distributed; (ii) obtain, from an Authorized Representative of each of the Holder Representative and Buyer, final confirmation (which the Parties shall not unreasonably withhold) to the amount of pending disbursement of Escrow Amount, as applicable; and, thereafter, (iii) disburse such amount.

(c) In the event that the Escrow Agent makes any payment to any party pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, in each case pursuant to a final, non-appealable decision of any court of competent jurisdiction, then the recipient shall repay to the Escrow Agent upon written request the amount so paid to it.

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(d) The Escrow Agent shall, in its sole discretion, comply with judgments or orders issued or process entered pursuant to a final, non-appealable decision by any court with respect to the Escrow Amount, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices; provided that, as permitted by law or such judicial order, the Escrow Agent shall use reasonable best efforts to give prior written notice to the Parties of its intent to comply with such judgments or orders. If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(e) In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Authorized Representative listed on Exhibit B-1 and Exhibit B-2, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for callbacks may be changed only in a writing delivered to the Escrow Agent in accordance with Section 4.3. The Parties agree that such security procedure is commercially reasonable.

(f) The Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the Escrow Account.

Section 1.4. Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Amount (or any other amount held from time to time in the Escrow Account) shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Buyer, whether or not such income was disbursed during such calendar year.

(b) The Escrow Agent shall prepare and timely file any tax information returns that it is required by applicable Law to file. On or prior to the Closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate Internal Revenue Service Forms W-9 or W-8 and such other tax forms and documents that the Escrow Agent may reasonably request to satisfy its reporting and withholding obligations under the Internal Revenue Code of 1986, as amended (the “Code”). The Parties understand that if such tax reporting documentation is not provided to the Escrow Agent, the Escrow Agent may be required by the Code and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

Section 1.5. Termination. This Escrow Agreement shall terminate upon the earlier of (a) disbursement of all funds in the Escrow Account in accordance with the terms hereof and (b) the termination date set forth in a properly executed and delivered Termination Notice (as defined below), after which this Escrow Agreement shall be of no further force and effect, except that the provisions of Sections 3.1, 3.2 and 3.4 and Article 4 hereof shall survive such termination.

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ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility.

(a) Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.

(b) Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.

(c) The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement.

(d) The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Escrow Agreement (other than capitalized terms used herein but not defined herein to which meanings have been given in the Merger Agreement), whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.

(e) References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.

(f) This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in good faith in accordance with the advice of counsel or other professionals reasonably retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for the reasonable and documented out-of-pocket fees and expenses of such counsel and/or other professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees. Notwithstanding this section, the Escrow Agent, this Escrow Agreement, and the Escrow Agent’s performance of duties thereto remain subject to customary principles of principal/agent law as applicable in the governing jurisdiction.

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Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the joint written instruction or consent of the Authorized Representatives of the Parties or their respective authorized agents, representatives, successors, or assigns pursuant to the terms of this Escrow Agreement. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the Authorized Representatives’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibits B-1 and B-2 to this Escrow Agreement, and the Parties shall provide the Escrow Agent with amended updated signers’ forms from time to time as appropriate.

Section 2.4. Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties unless otherwise expressly provided herein. Notwithstanding the foregoing, by execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification.

(a) Each Party hereby agrees, severally (and not jointly), to indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against, and hold the Indemnified Parties harmless from, fifty percent (50%) of any liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, reasonable and document out-of-pocket attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Account, except for taxes arising out of the payments contemplated by Section 3.4 and Exhibit C and except to the extent the same shall be caused by Escrow Agent’s gross negligence, fraud or willful misconduct.

(b) The Parties agree that if any claim in accordance with Section 3.1(a) is caused by or through one of the Parties, such Party will indemnify the other Party for any liability to the Escrow Agent. In all other events, the Parties agree that they shall each have a right to contribution and indemnification against each other such that they shall share the foregoing indemnification costs equally, and Buyer may recover any portion of the costs reimbursable from the Holder Representative against the Escrow Account.

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Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (A) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OR (B) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Resignation or Removal. The Escrow Agent may resign by furnishing thirty (30) days’ prior written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent, with or without cause, by furnishing to the Escrow Agent a joint written notice of its removal (a “Termination Notice”) along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Holder Representative (on behalf of the Pre-Closing Holders). The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof (other than as a result of the Escrow Agent’s gross negligence, fraud, or willful misconduct), then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event, any such compensation or reimbursement to be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Holder Representative (on behalf of the Pre-Closing Holders). If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.

Section 3.5. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the Parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Amount until the Escrow Agent (a) receives a final non-appealable order of a court

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of competent jurisdiction directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such final court order, (b) receives a joint written instruction executed by each of the Parties directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such joint written instruction or court order without further question, inquiry, or consent.

Section 3.6. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7. Attachment of Escrow Amount; Compliance with Legal Orders. In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 Compliance with Legal Orders. The Escrow Agent shall be entitled to consult with its legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice or opinion of such counsel.

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Section 3.10 Disagreements. In the event Escrow Agent receives conflicting instructions hereunder, Escrow Agent shall refrain from acting until such conflict is resolved to the reasonable satisfaction of Escrow Agent.

Section 3.11 No Financial Obligation. Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers (other than in connection with the performance of the services set forth on Exhibit C), and shall not be required to take any action (other than the actions expressly contemplated by this Escrow Agreement) which, in Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld); provided that, without the other Parties’ prior consent, (a) Holder Representative may assign this Escrow Agreement to any successor representative appointed in accordance with the Merger Agreement and (b) Buyer may assign this Escrow Agreement (x) to any Affiliate of Buyer or (y) in connection with any merger, consolidation, conversion or sale of assets of Buyer or any controlled Affiliate of Buyer or controlling Affiliate of Buyer, but no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amount escheat by operation of law.

Section 4.3. Notices. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile or email) to the address, email or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other Parties hereto). It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

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If to the Holder Representative, to:

Platinum Equity Advisors, LLC

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Email:              LSamson@platinumequity.com

Attention:        Louis Samson

with a copy (which shall not constitute notice) to:

Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Email:              kagarwal@platinumequity.com

Attention:        Kris Agrarwal

and

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, DC 20004

Fax:                (202) 637-2201

Email:            david.brown@lw.com; cory.tull@lw.com

Attention: David I. Brown; J. Cory Tull

If to Buyer, to:

United Rentals, Inc.

100 First Stamford Place, Suite 700

Stamford, CT 06902

Email:              jgross@ur.com

Attention:        Joli L. Gross

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Email:              aquilaf@sullcrom.com

Attention:        Francis J. Aquila

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If to the Escrow Agent:

Wilmington Trust, National Association

50 South Sixth Street, Ste. 1290

Minneapolis, MN 55402

Attn:

Facsimile:        [__________]

Email:              [__________]@wilmingtontrust.com

Section 4.4. Severability. If any term, provision, covenant or restriction of this Escrow Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms of this Escrow Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

Section 4.5. Governing Law. This Escrow Agreement, and all actions (whether in contract or tort) that may be based upon, arise out of or relate to this Escrow Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Escrow Agreement or as an inducement to enter into this Escrow Agreement), shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.

Section 4.6. Jurisdiction. In the event of any action or dispute between any of the Parties arising out of or relating to this Escrow Agreement, the Parties hereby expressly and irrevocably submit to the exclusive personal jurisdiction of the Delaware Court of Chancery; provided that if the Delaware Court of Chancery does not have subject matter jurisdiction, any such action or dispute will be brought exclusively in the United States District Court for the District of Delaware.

Section 4.7. Entire Agreement. This Escrow Agreement is being delivered as an exhibit to the Merger Agreement. This Escrow Agreement and the Merger Agreement set forth the entire agreement and understanding of the Parties related to the Escrow Amount. In the event of a conflict between this Escrow Agreement and the Merger Agreement, the Merger Agreement shall prevail.

Section 4.8. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.9. Waivers. No failure on the part of any party to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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Section 4.10. Headings. Section headings of this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement. Except as otherwise expressly set forth herein, references to “Articles,” “Exhibits” or “Sections” shall be to Articles, Exhibits or Sections of or to this Escrow Agreement.

Section 4.11. Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Section 4.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PLATINUM EQUITY ADVISORS, LLC, as Holder Representative

By:

Name:
Title:

UNITED RENTALS, INC., as Buyer

By:

Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following deposit account of M&T Bank:

M&T Corporate Deposit Account

I acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Holder Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of the Holder Representative.

Name / Title / Phone Number	Specimen Signature

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of Buyer.

Name / Title / Phone Number	Specimen Signature

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

EXHIBIT C

Fees of Escrow Agent

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Administration Fee:	$	[_______	]

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)

•	Est. Term: Four (4) Months

•	Investment in M&T Deposit Products

Out-of-Pocket Expenses:	Billed At Cost

ANNEX E

Certification of Non-United States Real Property Interest Status

Pursuant to Treasury Regulation Section 1.1445-2(c)(3) and Section 1.897-2(h)

[Closing Date]

To:	United Rentals, Inc.

100 First Stamford Place, Suite 700

Stamford, CT 06902

Attn,:    Joli L. Gross

Email:   jgross@ur.com

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. The undersigned hereby makes the following certifications to United Rentals, Inc., a Delaware corporation (“Buyer”) in connection with the merger of UR Merger Sub V Corporation, a wholly owned subsidiary of Buyer and a Delaware corporation (“Merger Sub”), with and into Vander Holding Corporation, a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of September [___], 2018, among Buyer, Merger Sub, the Company, and, solely in its capacity as the initial Holder Representative thereunder, Platinum Equity Advisors, LLC, a Delaware limited liability company:

1.

As of the date hereof, the Company is not, and has not been during the relevant period under Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The common stock of the Company is not a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

2.	The Company’s U.S. taxpayer identification number is 46-4531693, and its office address is 1 Greenwich Office Park, North Building, Floor 2, Greenwich, CT 06831.

3.	This statement is voluntarily provided by the Company pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i).

Under penalties of perjury, the undersigned declares and verifies that he or she has examined this statement and that the above certifications, to the best of the undersigned’s knowledge and belief, are true, correct, and complete.

VANDER HOLDING CORPORATION

By:

Name:

Title:

Vander Holding Corporation

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

[___________], 2018

Ogden Service Center

P.O. Box 409101

Ogden, UT 84409

Re:	Notice Required Under Treasury Regulation Section 1.897-2(h)

Dear Sir/Madam:

Attached is a statement provided by Vander Holding Corporation, a Delaware corporation (the “Company”), pursuant to Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”). The Company hereby certifies to the Internal Revenue Service the following:

1.	This notice is provided to the Internal Revenue Service pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2).

2.	The following information relates to the corporation providing the notice:

Name:        Vander Holding Corporation

Address:     1 Greenwich Office Park, North Building, Floor 2, Greenwich, CT 06831

Taxpayer Identification Number: 46-4531693

3.	Pursuant to the last sentence of Treasury Regulation Section 1.1445-2(c)(3)(i), the attached statement was requested by and is being voluntarily provided by the Company to:

Name:        United Rentals, Inc. (“Buyer”)

Address:     100 First Stamford Place, Suite 700, Stamford, CT 06902

Taxpayer Identification Number: [________]

4.

As of the date hereof, the Company is not, and has not been during the relevant period under Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The common stock of the Company is not a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

Enclosed please find a copy of the statement provided by the Company to Buyer in connection with Buyer’s acquisition of the Company.

[Signature page follows]

Under penalties of perjury, the undersigned declares and verifies that he or she has examined this notice (including the attachment hereto) and, to the best of his or her knowledge and belief, it is true, correct, and complete.

VANDER HOLDING CORPORATION

By:

Name:

Title: